Exhibit 2.2

Agreement

Subscription Agreement

Prima Biomed Ltd

Ridgeback Capital Investments L.P.

101 Collins Street Melbourne Vic 3000 Australia	T +61 3 9288 1234 F +61 3 9288 1567
GPO Box 128A Melbourne Vic 3001 Australia	herbertsmithfreehills.com DX 240 Melbourne

Contents

Table of contents

	Agreement		1

1	Definitions and interpretation		2
	1.1	Deed components	2
	1.2	Definitions	2
	1.3	Interpretation	8
	1.4	Awareness	9

2	Rules applying to the issue of Shares by the Company		9

3	Subscription and issue of Subscription Shares		10
	3.1	Subscription	10
	3.2	Time and place for Stage 1 Completion	10

4	Conditions precedent to Stage 2 Completion		11
	4.1	Conditions precedent	11
	4.2	Best endeavours to satisfy conditions precedent	12
	4.3	Cut Off Date	12
	4.4	No binding agreement for issue	12
	4.5	Benefit	13

5	Stage 2 Completion		13
	5.1	Obligations of PRR prior to Completion	13
	5.2	Stage 2 Completion	13
	5.3	Time and place for Stage 2 Completion	14
	5.4	Stage 2 Securities	14
	5.5	Failure to achieve Stage 2 Completion	14

6	Notes and Warrants		15
	6.1	Note Terms	15
	6.2	Warrant Terms	15
	6.3	Warrant Exercise	15
	6.4	If Warrants not exercised	16

7	Board representation		16

8	Restrictions on the Company		17

9	Exclusivity		18
	9.1	Competing Proposal	18
	9.2	Superior Proposal	18
	9.3	Notification	20

10	Representations and warranties		20
	10.1	Company Warranties	20
	10.2	Subscriber Warranties	23

11	Termination Events		25
	11.1	Termination events	25

Subscription Agreement           Contents 1

Contents

	11.2	Independence	25

12	Indemnity		25

13	Confidentiality and announcements		26
	13.1	Confidentiality	26
	13.2	Extent of obligation	26
	13.3	Announcements	26

14	Future capital raisings		27

15	General		27
	15.1	Time of the essence	27
	15.2	Service of Notices	27
	15.3	Governing law and jurisdiction	28
	15.4	Prohibition and enforceability	28
	15.5	Variation	29
	15.6	Stamp duty	29
	15.7	Costs and expenses	29
	15.8	Assignment	29
	15.9	Survival	29
	15.10	Counterparts	29

	Schedules

	Note Terms		31

	Warrant Exercise Notice		32

	Warrants Terms		33

	Warrant Certificate		36

	Capital Structure		37

	Information Protocol		38

	Signing page		39

Subscription Agreement           Contents 2

Agreement

Subscription Agreement

Date ▶ 14 May 2015

Between the parties

Company	Prima Biomed Ltd

ACN 009 237 889 of Level 7, 151 Macquarie Street, Sydney NSW 2000

Subscriber	Ridgeback Capital Investments L.P.

of 500 South Pointe Drive, Suite 220, Miami Beach FL 33139

Background	The Company has agreed to issue, and the Subscriber has agreed to subscribe for, the:

• Subscription Shares;

• Placement Shares;

• Initial Warrants;

• Coverage Warrants; and

• Subscription Notes,

on the terms of this agreement.

The parties agree as follows:

Subscription Agreement           page 1

1	Definitions and interpretation

1.1	Deed components

This agreement includes any schedule.

1.2	Definitions

The meanings of the terms used in this agreement are set out below.

Term	Meaning

Affiliate	means any person or entity that is directly or indirectly in control of, controlled by, or under common control with, such other entity, including but not limited to, parent or subsidiary corporations or entities.

ASIC	the Australian Securities and Investments Commission.

ASX	ASX Limited (ABN 98 008 624 691) or the securities exchange operated by ASX Limited, as the context requires.

ASX Listing Rules	the listing rules of ASX as amended or replaced from time to time, except to the extent of any express written waiver by ASX.

Authorisation	includes:

	1	any consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Government Agency; and

	2	in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action.

Bergen Agreement	the Convertible Security and Share Purchase Agreement between the Company and Bergen Global Opportunity Fund, LP dated 2 October 2014.

Board	the board of Directors.

Break Fee	as defined in clause 5.5(a)(1).

Subscription Agreement           page 2

1 Definitions and interpretation

Business Day	a day on which banks are open for business in Sydney which is not a Saturday, Sunday or public holiday.

Cleansing Notice	a written notice by the Company to the ASX pursuant to section 708A(5) of the Corporations Act meeting the requirements of section 708(6) of the Corporations Act, in a form, and containing the information, that is sufficient to permit secondary trading on the ASX of the Shares to which it relates.

Company Warranties	the warranties provided by the Company under clause 10.1.

Competing Agreement	as defined in clause 9.2(b).

Competing Proposal	any offer, proposal, discussion, negotiation, expression of interest or inquiry by any person in relation to, or which would reasonably be expected to encourage or lead to the making of any transaction in respect of:

	1	any issue, transfer or sale of any of the Company’s (or any of its affiliates’) debt or equity securities (other than under the Share Purchase Plan or the Bergen Agreement);

	2	any sale, transfer or license of any of the Company’s (or any of its affiliates’) assets or properties other than sales of inventory and licences of products and material transfer agreements in the ordinary course of business consistent with past practice; or

	3	any merger, consolidation or business combination involving the Company (or any of its affiliates).

Constitution	the constitution of the Company, as amended from time to time.

Corporations Act	Corporations Act 2001 (Cth).

Coverage Warrants	371,445,231 Warrants.

Coverage Warrant Exercise Price	$0.0237 (2.37 cents) per Coverage Warrant, adjusted in accordance with the Warrant Terms.

Cut Off Date	31 July 2015.

Director	a director of the Company.

Subscription Agreement           page 3

1 Definitions and interpretation

Encumbrance	any interest or power:

	1	reserved in or over any interest in any asset; or

	2	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of, or having similar commercial effect to, security for payment of a debt, any other monetary obligation or the performance of any other obligation, or any trust or any retention of title and includes, but is not limited to, any agreement to grant or create any of the above.

Government Agency	a government or a governmental, semi government, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

Group	the Company and each Subsidiary.

Group Intellectual Property	the Owned Intellectual Property and Intellectual Property Rights that are used by any Group Member or as to which any Group Member otherwise asserts any rights other than ownership.

Group Member	a member of the Group.

Immediately Available Funds	payment by bank cheque or electronic funds transfer into an account nominated by the Company.

Information Protocol	the protocol in the form as set out in Schedule 6.

Initial Warrants	8,475,995 Warrants.

Initial Warrant Exercise Price	$0.025 (2.5 cents) per Initial Warrant, adjusted in accordance with the Warrant Terms.

Intellectual Property Rights	1	copyright, patents, goodwill, know-how, trade secrets, database rights, trade marks, trade names, business names, domain names, logos, get-up and designs (whether registered or unregistered);

	2	applications for registration (including all corresponding foreign counterpart applications, re-issues, re-examinations, divisionals, continuations, continuations (part and extensions thereof)) and the right to apply for registration for any of the same; and

	3	all other intellectual property rights and equivalent or similar forms of protection, howsoever described, existing anywhere in the world

Subscription Agreement           page 4

1 Definitions and interpretation

Material Adverse Change	means:

	1	the implementation or notice by written or verbal communication of a partial or full clinical hold on any of the Company’s clinical pipeline products (including without limitation, IMP321, IMP731 (licensed to Glaxo Smith Kline), IMP701 (licensed to Costim which was acquired by Novartis) and CVac) by the United States Food and Drug Administration or European EMA or the Chinese regulatory authorities;

	2	an adverse inspection of the Wuxi manufacturing facility by any regulatory body or any entity with authority to implement import, export or clinical administration restrictions for IMP-321 that delays or calls into question the ability of Prima to import clinical trial material (of IMP-321) into the EU or US or to administer the product to patients in any jurisdiction;

	3	receipt of a notice of termination or breach of any partnership agreements relating to any of the clinical products in development;

	4	an occurrence of a severe adverse event attributed the study drug with any of the Company products in clinical development which may cause delay in treating further patients or cause delay in further development of the drug;

	5	a new finding in the preclinical development that causes a cessation of development of the product or is likely to cause cessation of development of the product or a temporary cessation of patient dosing for any of products in clinical development;

	6	any event that causes the IMP321 manufacturing facility at Wuxi to be unable to manufacture IMP321 or that causes a delay in the ability to manufacture IMP321;

	7	any criminal action by any law enforcement or regulatory body against the Company or its senior officers;

	8	the discovery of any material misrepresentation made to the Subscriber in connection with its due diligence process that would constitute a forgery or fraud; or

	9	any event, change, condition, matter or thing that has had, will have, could reasonably be expected to have or that evidences that there has been, a material adverse effect on:

• the legality, validity or enforceability of this agreement, the Notes or the Warrants; or

• the Company’s ability to perform in any material respect on a timely basis its obligations under this agreement or under the Notes or the Warrants.

Member Approval	as defined in clause 4.1(c).

Nominee Director	a representative of the Subscriber (nominated in writing by the Subscriber) of good fame and character and possessing all appropriate skills and qualifications to be a director of the Company, which person is to be appointed to the Board in accordance with clause 7, the initial Nominee Director being Jay Silverman.

Subscription Agreement           page 5

1 Definitions and interpretation

Note Certificate	a “Certificate” as defined in the Note Terms.

Notes	convertible notes issued by the Company in accordance with the Note Terms.

Note Subscription Amount	the Face Value (as defined in the Note Terms) multiplied by the number of Subscription Notes.

Note Terms	the terms of issue of the Notes as set out in Schedule 1.

Owned Intellectual Property	Intellectual Property Rights that are owned by any Group Member.

Placement	the placement of the Placement Shares to the Subscriber at a price of $0.0173 (1.73 cents) per Share, on the Stage 2 Completion Date.

Placement Shares	that number of Shares as would be required to maintain the Subscriber’s interest in the Company’s Shares following the dilution arising in connection with the Share Purchase Plan.

Relevant Number	as defined in clause 6.3.

Share	an ordinary fully paid share in the capital of the Company.

Share Purchase Plan	a share purchase plan to be undertaken by the Company, at a price per Share not less than $0.02 (2 cents), and in accordance with ASIC Class Order 09/425, the ASX Listing Rules and the Corporations Act, by which the Company will raise a maximum of $5 million (net of expenses) in total proceeds from eligible shareholders.

Share Subscription Amount	the Subscription Shares multiplied by the Share Subscription Price.

Share Subscription Price	$0.0173 (1.73 cents) per Subscription Share.

Stage 1 Completion	completion of the payment for and issue of the Subscription Shares in accordance with clause 3.

Subscription Agreement           page 6

1 Definitions and interpretation

Stage 1 Completion Date	the Business Day immediately following the date of this agreement.

Stage 2 Completion	completion of the issue of the Subscription Notes, Placement Shares, Initial Warrants and Coverage Warrants in accordance with clause 5.

Stage 2 Completion Date	the day which is 2 Business Days following the satisfaction or waiver of all of the conditions precedent set out in clause 4.1.

Stage 2 Securities	as defined at clause 5.2(a).

Subscriber Warranties	the warranties provided by the Subscriber under clause 10.2.

Subscription Notes	that number of Notes which at their specified face value is equal to $13,750,828.

Subscription Shares	72,206,500 Shares.

Subsidiary	has the meaning given in the Corporations Act, but an entity will also be taken to be a Subsidiary of an entity if it is controlled by that entity (expressions used in this definition have the meanings given for the purposes of Chapter 2M of the Corporations Act) and, without limitation:

	1	a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share; and

	2	an entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation.

Superior Proposal	any bona fide, written Competing Proposal made by a third party or parties if the proposal is on terms which the Board determines in its good faith judgement to be:

	1	superior to the Company’s shareholders from a financial point of view to the transactions contemplated by this agreement (taking into account all the terms and conditions of such proposal and this agreement (including any changes to the financial terms of this agreement proposed by the Subscriber in response to such offer or otherwise));

	2	for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board, is reasonably capable of being obtained by such third party; and

	3	reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects (other than the need to perform customary due diligence) of such proposal.

Subscription Agreement           page 7

1 Definitions and interpretation

Trading Day	as defined in the ASX Listing Rules.

Warrant	unlisted warrants issued to the Subscriber in accordance with the Warrant Terms, comprising the Initial Warrants and Coverage Warrants.

Warrant Certificates	certificates in the form set out in Schedule 4 evidencing the issue of the Initial Warrants and the Coverage Warrants.

Warrant Exercise Notice	an exercise notice in the form set out in Schedule 2.

Warrant Exercise Price	the Coverage Warrant Exercise Price or the Initial Warrant Exercise Price, as the case applies.

Warrant Expiry Date	in respect of:

	1	the Initial Warrants, the tenth anniversary of the Stage 2 Completion Date (Initial Warrant Expiry Date); and

	2	the Coverage Warrants, the fifth anniversary of the Stage 2 Completion Date (Coverage Warrant Expiry Date).

Warrant Terms	the terms of issue of the Initial Warrants and Coverage Warrants as set out in Schedule 3.

1.3	Interpretation

In this agreement, unless the context requires otherwise:

(a)	headings are for convenience only and do not affect the interpretation of this agreement;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing a gender include any gender;

(d)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)	a reference to any thing (including, but not limited to, any right) includes a part of that thing but nothing in this clause implies that performance of part of an obligation constitutes performance of the obligation;

(f)	references to clauses, parties, annexures, exhibits and schedules are references to clauses of, and parties, annexures, exhibits and schedules to, this agreement;

(g)	a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending,

Subscription Agreement           page 8

2 Rules applying to the issue of Shares by the Company

consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(h)	a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(i)	a reference to a party to any document includes that party’s successors and permitted assigns;

(j)	where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day;

(k)	a reference to an agreement includes any Encumbrance, undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(l)	a reference to an asset includes all property of any nature, as well as a business, and all rights, revenues and benefits; and

(m)	a reference to a document includes any amendment or supplement to, or replacement or novation of, that document.

1.4	Awareness

Where a warranty is given ‘to the best of the Company’s knowledge’, or ‘so far as the Company is aware’ or with a similar qualification as to the Company’s awareness or knowledge, the Company will be deemed to know or be aware of a particular fact, matter or circumstance if a director, the chief executive officer, chief financial officer or general counsel of the Company:

(a)	is aware of that fact, matter or circumstance on the date the warranty is given; or

(b)	would reasonably be expected to be aware of that fact, matter or circumstance if, on the date the warranty is given, they had made reasonable enquiries as to the accuracy of the warranties.

2	Rules applying to the issue of Shares by the Company

In every circumstance in which the Company issues Shares to the Subscriber under this agreement, including but not limited to the Subscription Shares, Placement Shares and any Shares issued on exercise of any Warrant, conversion of any Note or exercise of any right under this agreement (a Relevant Issue), the Company must:

(a)	(Entry in the register) cause the Subscriber to be entered in the Company’s register as the holder of the Shares the subject of the Relevant Issue, at the time of completion of the Relevant Issue.

(b)	(Issue of holding statement) cause the Company’s securities registry to issue a holding statement to the Subscriber in respect of the Shares the subject of the Relevant Issue, at the time of completion of the Relevant Issue.

(c)	(Appendix 3B) lodge with ASX an Appendix 3B in respect of the Shares the subject of the Relevant Issue, at the time of completion of the Relevant Issue, provided the Company is officially quoted on ASX at the time.

(d)	(Cleansing Notice) except where:

Subscription Agreement           page 9

3 Subscription and issue of Subscription Shares

(1)	in the case of the Subscription Notes, a prior cleansing notice has been issued in accordance with section 708(12)(C) of the Corporations Act; or

(2)	in the case of Warrants, the offer of the Warrants was made pursuant to a prospectus lodged with ASIC,

lodge with ASX a Cleansing Notice in respect of the Shares the subject of the Relevant Issue, within 5 days of completion of the Relevant Issue, provided the Company is officially quoted on ASX at the time.

(e)	(disclosure document) lodge with ASX a disclosure document under Chapter 6D of the Corporations Act if required to do so in order to ensure that the Shares the subject of the Relevant Issue can be freely on-sold by the Subscriber, provided the Company is officially quoted on ASX at the time.

(f)	(Nature of Shares to be issued) ensure that any Shares issued under a Relevant Issue are issued:

(1)	fully paid;

(2)	free and clear of all Encumbrances;

(3)	equal in ranking in all respects with the other Shares on issue as at the date of completion of the Relevant Issue; and

(4)	such that they are able to be freely transferred by the Subscriber.

(g)	(General obligations) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the Share issuances contemplated by this agreement.

3	Subscription and issue of Subscription Shares

3.1	Subscription

(a)	At Stage 1 Completion, the Company must issue to the Subscriber, and the Subscriber must subscribe for the Subscription Shares in accordance with clause 2.

(b)	The Subscriber acknowledges that this agreement constitutes its application for the Subscription Shares and at Stage 1 Completion the Subscriber agrees to:

(1)	subscribe for, and accept the issue of, the Subscription Shares;

(2)	pay the Share Subscription Amount to the Company in Immediately Available Funds; and

(3)	be bound by the Constitution.

3.2	Time and place for Stage 1 Completion

Stage 1 Completion will occur on the Stage 1 Completion Date and may occur by electronic exchange of documents.

Subscription Agreement           page 10

4 Conditions precedent to Stage 2 Completion

4	Conditions precedent to Stage 2 Completion

4.1	Conditions precedent

The Subscriber will have no obligations to subscribe for the Placement Shares, Subscription Notes and Warrants under clause 5 unless;

(a)	(Board approval), the Company has procured that a meeting of the Board is convened and approves the issue of:

(1)	the Placement Shares, Warrants and Subscription Notes; and

(2)	any Shares to be issued on conversion of the Subscription Notes and exercise of the Warrants,

subject only to satisfaction of any condition set out in this agreement or imposed by the Corporations Act or ASX Listing Rules, and provides the Subscriber with a certified copy of the Board resolution or minutes of Board meeting evidencing such approval.

(b)	(Stage 1 Completion) Stage 1 Completion has occurred;

(c)	(Member Approval) the Company’s shareholders have approved by the appropriate majority in a general meeting:

(1)	the issue of the Placement Shares, Warrants and Subscription Notes to the Subscriber for all purposes including (without limitation) for the purposes of Listing Rule 7.1 and section 611(7) of the Corporations Act (and, as applicable, the issue of Shares on exercise of the Warrants and conversion of the Subscription Notes);

(2)	the election of the Nominee Director as a Director;

(3)	any other approvals required under the ASX Listing Rules and the Corporations Act in order for the Company to comply with all of its obligations under this agreement;

(d)	(Independent expert’s opinion) the independent expert appointed to opine on the issue of the Placement Shares, Warrants and Subscription Notes to the Subscriber finds that the matters on which it opines are either:

(1)	fair and reasonable; or

(2)	not fair but reasonable,

and in the best interests of the Company’s shareholders, and the independent expert does not change that finding or withdraw its report prior to the general meeting referred to in 4.1(c) above;

(e)	(ASX waivers and ASIC relief) all necessary:

(1)	waivers of, approvals under, or confirmations under, the ASX Listing Rules; and

(2)	relief from, or declarations or modifications in connection with, the Corporations Act,

which are required to lawfully and validly grant the Placement Shares, Warrants and Subscription Notes, and permit their exercise in accordance with their terms, have been obtained;

(f)	(Information Protocol) the Board has adopted the Information Protocol, subject only to Stage 2 Completion;

Subscription Agreement           page 11

4 Conditions precedent to Stage 2 Completion

(g)	(Certificate) the Company has given the Subscriber a certificate signed by a Director dated the Stage 2 Completion Date confirming that, as at the Stage 2 Completion Date, to the best of the knowledge and information of that Director, and after due enquiry:

(1)	the Company has complied with all obligations on its part to be performed under this agreement, the Corporations Act, ASX Listing Rules and other applicable law;

(2)	none of the events set out in clause 11.1 has occurred; and

(3)	the representations and warranties given by the Company set out in clause 10.1 are true and correct; and

(h)	(Company Warranties) each of the Company Warranties are true and accurate in all material respects immediately prior to the Stage 2 Completion Date;

(i)	(No Material Adverse Change) no Material Adverse Change has occurred between the date of this agreement and the Stage 2 Completion Date;

(j)	(Competing Agreement); the Company has not entered into a Competing Agreement; and

(k)	(Silverman agreement) the Company has entered into a subscription agreement with Jay Silverman or his nominee (or is ready, willing and able to enter into such an agreement) by which Silverman (or his nominee) will agree to subscribe for US$500,000 worth of Shares and Notes and the Company will agree to issue Shares, Notes and Warrants to Silverman (or his nominee) on Stage 2 Completion, on materially the same terms as this agreement, and the agreement is not terminated (except in accordance with its terms), rescinded or repudiated by the Company except in the case of a material default or breach by Jay Silverman or his nominee.

4.2	Best endeavours to satisfy conditions precedent

(a)	The Company must use its best endeavours to ensure that the conditions precedent in clause 4.1 are satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(b)	Each party must provide reasonable assistance to the other as is necessary to satisfy the conditions precedent in clause 4.1.

4.3	Cut Off Date

The Subscriber may, by not less than 2 Business Days’ notice to the other party, terminate this agreement at any time before the Stage 2 Completion Date if:

(a)	a condition in clause 4.1 is not satisfied by the Cut Off Date; or

(b)	a condition in clause 4.1 becomes incapable of satisfaction or the parties agree that any condition in clause 4.1 cannot be satisfied by the Cut Off Date.

4.4	No binding agreement for issue

If any of the conditions precedent in clause 4.1 are not satisfied or waived by the Subscriber by their respective deadlines (or such later date as agreed between the Subscriber and the Company), the Subscriber may at any time by notice given to the Company immediately, without cost or liability to itself, terminate this agreement so that it is relieved of all its obligations in connection with Stage 2 Completion and the subscription for and payment of the Placement Shares, Subscription Notes and Warrants.

Subscription Agreement           page 12

5 Stage 2 Completion

4.5	Benefit

The conditions in clause 4.1 are for the benefit of the Subscriber and, if capable of waiver, may only be waived by written notice from the Subscriber.

5	Stage 2 Completion

5.1	Obligations of PRR prior to Completion

Prior to Stage 2 Completion, the Company must procure that a meeting of the Board is convened and approves (subject to Stage 2 Completion) the actions required for the Company to comply with its obligations under this clause 5, including but not limited to the:

(a)	issue of the Stage 2 Securities to the Subscriber;

(b)	issue of Warrant Certificates in the name of the Subscriber in respect of each of the Initial Warrants and Coverage Warrants;

(c)	issue of a Note Certificate in the name of the Subscriber in respect of the Subscription Notes; and

(d)	entry of the subscriber in the registers maintained by the Company in respect of the Placement Shares, Warrants and Subscription Notes.

5.2	Stage 2 Completion

(a)	On the Stage 2 Completion Date, the Company must:

(1)	issue the:

(A)	Placement Shares;

(B)	Initial Warrants;

(C)	Coverage Warrants; and

(D)	Subscription Notes,

(the Stage 2 Securities) to the Subscriber;

(2)	cause the Subscriber to be registered as the holder of each of the Stage 2 Securities in the registers maintained by the Company in respect of each class of Stage 2 Security;

(3)	comply with its obligations under clause 2 in respect of the Placement Shares;

(4)	issue Warrant Certificates in the name of the Subscriber in respect of each of the Initial Warrants and Coverage Warrants;

(5)	issue a Note Certificate in the name of the Subscriber in respect of the Subscription Notes;

(6)	provide the Subscriber with a certified copy of the Warrant register showing the Subscriber as registered holder of the Initial Warrants and Coverage Warrants;

(7)	provide the Subscriber with a certified copy of the Notes register showing the Subscriber as registered holder of the Subscription Note; and

Subscription Agreement           page 13

5 Stage 2 Completion

(8)	provide the Subscriber with a copy of Board resolutions approving the issue of the Stage 2 Securities (subject only to Stage 2 Completion).

(b)	The Subscriber acknowledges that this agreement constitutes its application for each of the Stage 2 Securities and on the Stage 2 Completion Date the Subscriber agrees to:

(1)	subscribe for and accept the issue of the Stage 2 Securities;

(2)	pay the Share Subscription Price to the Company for each Placement Share in Immediately Available Funds;

(3)	pay the Note Subscription Amount to the Company in respect of the Subscription Notes in Immediately Available Funds;

(4)	provide a consent to act as Director in the usual form signed by the Nominee Director;

(5)	be bound by the Constitution, the Warrant Terms and the Note Terms (as applicable).

(c)	For the avoidance of doubt, no subscription price will be payable in respect of the issue of the Warrants.

5.3	Time and place for Stage 2 Completion

Stage 2 Completion will take place on the Stage 2 Completion Date and may occur by electronic exchange of documents.

5.4	Stage 2 Securities

Each of the Stage 2 Securities issued to the Subscriber must be issued:

(a)	fully paid;

(b)	free and clear of all Encumbrances;

(c)	equal in ranking in all respects with the other equivalent securities on issue (if any) as at the Stage 2 Completion Date; and

(d)	such that they are able to be freely transferred by the Subscriber.

5.5	Failure to achieve Stage 2 Completion

(a)	If Stage 2 Completion does not occur as a result of:

(1)	failure by the Company to satisfy a condition set out in clauses 4.1(c), 4.1(f), 4.1(g), 4.1(h), 4.1(i) or 4.1(j) (each, a Relevant CP) on or before the Cut Off Date;

(2)	the agreement automatically terminating in accordance with clause 9.2(e); or

(3)	the Subscriber electing to exercise its termination rights under clause 11,

(the earliest of which to occur is the Break Trigger), then, by no later than 5 Business Days after the Break Trigger, the Company must pay to the Subscriber a break fee of $150,000 (Break Fee).

(b)	In the event that Stage 2 Completion does not occur, the Company must issue to the Subscriber, at the Subscriber’s election, up to 75,293,500 Shares less any Shares issued under the Bergen Agreement in circumstances contemplated

Subscription Agreement           page 14

6 Notes and Warrants

under clause 8(c)(2) (Break Shares), upon receipt of a payment by the Subscriber of a price per Share representing a 25% discount to the volume weighted average price of Shares for the 15 trading day period prior to their issue. The Company must comply with clause 2 when issuing the Break Shares.

(c)	The Subscriber must make an election under clause 5.5(b) in writing, no later than 10 Business Days receipt of payment of the Break Fee and, in the event that the Subscriber elects to subscribe for some or all of the Break Shares, such election must be accompanied by the subscription price in respect of the Break Shares calculated in accordance with clause 5.5(b).

(d)	The parties agree that the Break Fee and issue of the Break Shares represents a reasonable and genuine pre-estimate of the costs to the Subscriber (including legal and other professional costs, opportunity costs and reasonable director and management time) of pursuing the transactions contemplated by this agreement.

6	Notes and Warrants

6.1	Note Terms

(a)	Each Subscription Note is granted on, and subject to, the Note Terms.

(b)	Each party undertakes in favour of the other that it will comply with the Note Terms.

(c)	The Subscription Notes may only be Converted or Repaid (each as defined in the Note Terms), in accordance with the Note Terms.

6.2	Warrant Terms

(a)	Subject to clause 6.2(c), each Warrant is granted on, and subject to, the Warrant Terms.

(b)	Each party undertakes in favour of the other that it will comply with the Warrant Terms.

(c)	In the event that Stage 2 Completion does not occur, the Initial Warrants must be issued by the Company to the Subscriber on the Business Day immediately after the earlier of:

(1)	the date on which this agreement is terminated in accordance with its terms; and

(2)	the Cut Off Date.

(d)	In the event that the Initial Warrants are issued under clause 6.2(c) rather than in connection with Stage 2 Completion under clause 5, the terms of issue of the Initial Warrants will be in compliance with the ASX Listing Rules and the Warrant Terms will not apply to the Initial Warrants.

6.3	Warrant Exercise

(a)	The Warrants may be exercised by the Subscriber at any time prior to the relevant Warrant Expiry Date by delivering to the Company a Warrant Exercise Notice duly executed by the Subscriber (together with the relevant Warrant Certificate), specifying the number of Warrants being exercised, which number must be an integral multiple of 50,000, or whatever number of Warrants remain if there are less than 50,000 (the Relevant Number) and either:

Subscription Agreement           page 15

7 Board representation

(1)	paying to the Company in Immediately Available Funds, upon the date of the issue of Shares in connection with the exercise of the relevant Warrants, an amount equal to the Initial Warrant Exercise Price or Coverage Warrant Exercise Price (as applicable) multiplied by the Relevant Number (the Settlement Price); or

(2)	via cashless exercise, in which case the Subscriber will be issued such number of Shares (including fractions for the purposes of the calculation) calculated according to the following formula:

(A-B) * X / A

where:

•	A equals the closing price of Shares on ASX on the Trading Day immediately preceding the date of delivery of the Warrant Exercise Notice; and

•	B equals the applicable Warrant Exercise Price; and

•	X equals the number of Shares issuable on exercise of the Warrant, assuming the Warrant was issued for cash.

(b)	The Company must, within 2 Business Days of receipt of the documents referred to in clause 6.3(a):

(1)	issue to the Subscriber the Relevant Number of Shares;

(2)	if applicable, issue a replacement Warrant Certificate to the Subscriber for the remaining unexercised Warrants; and

(3)	comply with its obligations under clause 2 with respect to the issue of Shares.

(c)	The Subscriber must, upon the same Business Day as the issue of Shares under clause 6.3(b), pay the Settlement Price to the Company in Immediately Available Funds, or by means of cashless exercise.

(d)	A Warrant Exercise Notice once given is irrevocable and binds the Subscriber.

6.4	If Warrants not exercised

(a)	If any Initial Warrants are not exercised in accordance with clause 6.3 on or before the Initial Warrant Expiry Date, those Initial Warrants will be automatically exercised via cashless exercise in accordance with clause 6.3(a)(2).

(b)	If any Coverage Warrants are not exercised in accordance with clause 6.3 on or before the Coverage Warrant Expiry Date, those Coverage Warrants will be automatically exercised via cashless exercise in accordance with clause 6.3(a)(2).

7	Board representation

(a)	On Stage 2 Completion, for so long as the Subscriber and its Affiliates (or their respective nominees, brokers or custodians) continuously hold in aggregate 5% or more of the share capital of the Company, on a fully diluted, as-if fully exercised and as-if fully converted basis, the Board must appoint the Nominee Director as Director.

Subscription Agreement           page 16

8 Restrictions on the Company

(b)	The Board must appoint the Nominee Director as Director no later than 2 Business Days after Stage 2 Completion.

(c)	The Nominee Director must be appointed to the audit and remuneration committees of the Board.

(d)	The Company agrees to use its best endeavours to encourage the Directors to unanimously recommend that the Company’s shareholders vote in favour of the election of the Nominee Director when such person is up for election at the Company’s annual general meeting, subject at all times to the directors’ fiduciary duties.

(e)	In the event that the Nominee Director fails to attend 3 consecutive Board or Board committee meetings, the Subscriber must procure the resignation of the Nominee Director and nominate a new representative under clause 6.1(a).

(f)	The Subscriber’s Board representation rights under this clause 7 cease and expire as soon as the Subscriber and Affiliates (or their respective nominees, brokers or custodians) cease to hold in aggregate 5% or more of the share capital of the Company, on a fully diluted, as-if fully exercised and as-if fully converted basis.

(g)	If a Nominee Director is not appointed as Director in circumstances where the Board representation rights remain on foot, the Company must provide to the Subscriber notice of board meetings, and provide a representative of the Subscriber with the right to attend and observe at board meetings and to receive copies of the minutes of the board meetings.

8	Restrictions on the Company

The Company will not, and must procure that each Subsidiary does not, prior to the earlier of the Stage 2 Completion Date and the date of termination of this agreement:

(a)	dispose of or agree to dispose of any of its right, title or interest in and to any material asset that it may own or to which it may become entitled;

(b)	charge or agree to Encumber the whole or any part of its right, title and interest in and to any material asset that it may own or to which it may become entitled;

(c)	issue or agree to issue any debt or equity securities, or any securities exercisable or convertible into Shares, other than:

(1)	as contemplated by the Share Purchase Plan; or

(2)	in connection with an issue of securities representing no more than 22,936,950 Shares on a fully diluted basis, under the Bergen Agreement; or

(3)	upon the exercise of any options on issue as at the date of this agreement; and

(d)	grant any special voting or other rights that attach to Shares;

(e)	carry on any business except a business of a type that is currently being carried on as at the date of this agreement; or

Subscription Agreement           page 17

9 Exclusivity

(f)	enter into any material related party agreement that is not on arm’s length terms,

without the Subscriber’s prior written consent (which may be withheld at the Subscriber’s absolute discretion).

9	Exclusivity

9.1	Competing Proposal

(a)	From the date of this agreement until the earlier of Stage 2 Completion and the Cut Off Date (Exclusivity Period), the Company covenants and agrees that as a material inducement for the Subscriber to incur time and expense in performing its due diligence and other reviews, commencing preparation of definitive documentation and entering into definitive documentation, the Company and its officers, directors, employees, advisers (including legal and financial advisers), agents or other authorised representatives (Related Persons) shall not (directly or indirectly), without the express written consent of the Subscriber (which may be withheld at the Subscriber’s discretion):

(1)	solicit, invite, encourage or initiate, any offer, proposal, discussion, negotiation, expression of interest or inquiry by any person in relation to, or which would reasonably be expected to encourage or lead to the making of any transaction in respect of a Competing Proposal; or

(2)	provide any non-public information to any party (other than the Subscriber and its affiliates and representatives) relating to, or which could be reasonably be expected to lead to or encourage, a Competing Proposal.

(b)	If the Company or any of its Related Persons receives a proposal in connection with an actual, proposed or potential Competing Proposal, or becomes aware of any negotiation, discussion or approach (or any attempt to initiate any negotiation or discussion) relating to a Competing Proposal, the Company and its officers, directors and other representatives shall immediately notify the Subscriber and provide to the Subscriber all material terms of the actual, proposed or potential Competing Proposal (including the identity of the party or parties associated with the Competing Proposal).

(c)	The Company and each Related Person must not participate in, and must immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date of this agreement with respect to, any Competing Proposal, or any proposal which would reasonably be expected to encourage or lead to the making of an actual, proposed or potential Competing Proposal.

(d)	Without limiting the foregoing, any violation of the restrictions set out in this clause 9.1 by any Related Person will be deemed to be a breach of this agreement by the Company.

9.2	Superior Proposal

(a)	Notwithstanding any other provision of this agreement, in response to a Competing Proposal that the Board determines in good faith (after consultation with its advisers) constitutes a Superior Proposal which was unsolicited and made after the date of this agreement and did not otherwise occur as a result of

Subscription Agreement           page 18

9 Exclusivity

a breach of clause 9.1, the Company may, subject to compliance with clause 9.2(b) and only to the extent the Board determines in good faith (after consultation with its advisers) that the failure to take such actions are likely to constitute a breach of the Board’s fiduciary duties to the shareholders of the Company under applicable law:

(1)	furnish information with respect to the Company to the person making the Superior Proposal (and its representatives) pursuant to a customary confidentiality agreement containing provisions not less restrictive of such persons as the nondisclosure agreement entered into between the Company and an Affiliate of the Subscriber, provided that all such information has previously been provided to the Subscriber or is provided to the Subscriber at the time it is provided to such person; and

(2)	participate in discussions or negotiations with the person making such Competing Proposal (and its representatives) regarding such Competing Proposal.

(b)	Neither the Board nor any committee thereof shall recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Competing Proposal unless the Competing Proposal is a Superior Proposal.

(c)	Neither the Board nor any committee thereof shall recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Superior Proposal or approve or recommend, or propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, financing agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, a Competing Agreement) constituting or related to any Superior Proposal (any action described above being referred to as a Company Adverse Recommendation Change) unless the Board determines in good faith (after consultation with its advisers) it is required to do in order to discharge its fiduciary duties to the Company’s shareholders under applicable law, provided, however, that no Company Adverse Recommendation Change may be made until after 5 Business Days following the Subscriber’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising the Subscriber that the Board intends to make a Company Adverse Recommendation Change and specifying the terms and conditions of the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such proposal shall require a new Notice of Adverse Recommendation and a new five-day period).

(d)	Following receipt of a Notice of Adverse Recommendation, the Subscriber shall have the opportunity to present to the Board revised terms for the transactions contemplated by this agreement, including any proposed amendments or modifications to this agreement in respect of such revised terms. The Board shall consider in good faith any such revised terms and amendments or modifications submitted to it by the Subscriber. In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board shall take into account the Subscriber’s revised terms and any proposed changes to the terms of this agreement proposed by the Subscriber in response to a Notice of Adverse Recommendation or otherwise and whether the revised terms are reasonably equivalent or superior from a financial point of view to the terms of the Superior Proposal and, if such terms are determined by a vote of the Board to be reasonably equivalent or superior from a financial point of view (to the shareholders as a whole) to the terms of the Superior Proposal, the Board must:

Subscription Agreement           page 19

10 Representations and warranties

(1)	call and hold a shareholder meeting in order to pass any resolution required to implement any such revised proposal by the Subscriber and enter into any definitive agreement (or any amendment to this agreement) which is agreed between the parties, each acting reasonably; and

(2)	recommend that the Company’s shareholders approve and adopt the terms of any such revised proposal by the Subscriber.

(e)	If the Company has elected to make a Company Adverse Recommendation Change following receipt of a Superior Proposal and complying with the procedures set forth in this clause 9 and after determining by a vote of the Board that any revised terms and proposed changes of the Subscriber are not reasonably equivalent or superior from a financial point of view to the terms of the Superior Proposal, the:

(1)	Company shall deliver to the Subscriber written notice of such determination; and

(2)	this agreement will automatically terminate; and

(3)	the Break Fee will be payable by the Company in accordance with clause 5.5; and

(4)	a wire transfer of immediately available funds in the amount of the Break Fee and a written acknowledgement that the Company and the Board have complied with all of their covenants and obligations pursuant to this clause 9 and that the Company is obligated to pay the Break Fee.

9.3	Notification

In addition to the obligations of the Company set forth in this clause 9, the Company must as soon as practicable, and in any event within 24 hours, advise the Subscriber in writing of:

(a)	any request for information which the Company reasonably believes would lead to a Competing Proposal

(b)	any request for information with respect to any Competing Proposal,

(c)	any approach, negotiation, discussion or inquiry with respect to or which the Company reasonably should believe would lead to any Competing Proposal,

(d)	the material terms and conditions of any such request, approach, negotiation, discussion or inquiry.

The Company will keep the Subscriber informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Competing Proposal or inquiry.

10	Representations and warranties

10.1	Company Warranties

The Company represents and warrants to and for the benefit of the Subscriber that, except as fully and fairly disclosed prior to the date of this agreement, each of the following statements is true, accurate and not misleading as at the date of this agreement and as at the Stage 2 Completion Date:

Subscription Agreement           page 20

10 Representations and warranties

(a)	(Status) Each Group Member is a body corporate validly existing under the laws of its place of incorporation or establishment.

(b)	(Corporate power) The Company has the corporate power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement.

(c)	(Corporate action) Subject to the satisfaction of the conditions in clause 4.1, the Company has taken all necessary corporate action to authorise the entry into and performance of this agreement and to carry out the transactions contemplated by this agreement.

(d)	(Power and capacity) Each Group Member has the power and capacity to own its assets and to conduct its business in the manner presently conducted.

(e)	(Group Members) Each Group Member is a 100% owned Subsidiary of the Company, other than as expressly disclosed to ASX as at the date of this agreement.

(a)	(No agreements to issue) Other than as expressly disclosed to ASX or contemplated by this agreement, as at the date of this agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share, equity interest or security of any Group Member under any warrant, option, convertible security, agreement or other arrangement (including conversion rights and rights of pre-emption).

(f)	(Authorisations) As far as the Company is aware:

(1)	each Group Member has obtained each material Authorisation (if any) as is required under the provisions of any applicable law in connection with the operation and carrying on of its business in the places and in the manner and to the extent that its business is presently conducted or presently proposed to be conducted; and

(2)	there is no material breach by any Group Member of the provisions of any law governing such Authorisations or the terms and conditions of such Authorisations (nor, as far as the Company is aware, is there any reason why any such Authorisation should be withdrawn or cancelled or which would prejudice the renewal of such Authorisations).

(g)	(Binding obligation) This agreement is the Company’s valid and binding obligation, enforceable in accordance with its terms.

(h)	(All actions) As of Stage 2 Completion, the Company will have taken all action able to be taken by it to render inapplicable any restriction on the Subscriber’s ability to exercise the Warrants and convert the Notes based on the Subscriber’s holding of Shares, Warrants and Notes as at Stage 2 Completion.

(i)	(No contravention) Neither the entry into nor performance by the Company of this agreement in accordance with its terms nor any transaction contemplated under this agreement violates in any material respect any provision of any judgment binding on the Company, its constituent documents, any law or any document, agreement or other arrangement binding on it or its assets.

(j)	(Due diligence materials) All of the written information provided to the Subscriber prior to the date of this agreement in connection with its due diligence investigations is true and accurate and not misleading or deceptive in any material respects.

(k)	(Violation) The issue of the Subscription Shares and Stage 2 Securities will not violate any rights of any holder of Shares or holder of any share, equity interest or security of the Company.

Subscription Agreement           page 21

10 Representations and warranties

(l)	(Disclosure compliance) As far as the Company is aware, the Company has complied with all its disclosure requirements under the Corporations Act and the Listing Rules.

(m)	(Capital structure) The capital structure of the Company as at the date of this agreement is as set out at Schedule 5.

(n)	(Accounts) The accounts of the Group for the period ending 31 December 2014 (Accounts) (Accounts Date):

(1)	have been lodged with ASX and ASIC;

(2)	have been prepared (except as otherwise stated therein):

(A)	in accordance with law and applicable accounting standards;

(B)	in the manner described in the notes to them;

(3)	show a true and fair view of:

(A)	the assets and liabilities and of the state of affairs, financial position and results of the Group as at the Accounts Date; and

(B)	the profit or loss of the Group as at the Accounts Date.

(o)	(Off-balance sheet financing) No Group Member has engaged in any borrowing or financing not required to be reflected in, or which is not reflected in, the Accounts.

(p)	(Conduct since the Accounts Date) Since the Accounts Date, each of the following has occurred.

(1)	(conduct of business) the business of each Group Member has continued in the ordinary course;

(2)	(dealings) no Group Member has dealt with any person except at arm’s length and no property has been acquired by any Group Member for more than market value;

(3)	(no Material Adverse Change) there has been no Material Adverse Change; and

(4)	(contracts) as far as the Company is aware, no contract has been terminated or has expired, which could reasonably be expected to have a Material Adverse Change.

(q)	(Indebtedness) No material outstanding indebtedness of any Group Member has become payable or repayable by reason of any default of any Group Member and no event has occurred or is impending which may result in such indebtedness becoming payable or repayable prior to its maturity date, in a demand being made for such indebtedness to be paid or repaid or in any step being taken to enforce any security for any such indebtedness of any Group Member.

(r)	(Material contracts) as far as the Company is aware:

(1)	all contracts entered into by the Company that are material for the carrying on of its business are valid and enforceable in accordance with their terms and entry into this agreement will not result in any person (except for Bergen Global Opportunity Fund, L.P.) having the right (whether actual or contingent) to terminate any contract material to the carrying on the Company’s business; and

Subscription Agreement           page 22

10 Representations and warranties

(2)	no Group Member is in breach of or in default of any contract, transaction, arrangement, understanding or obligation, which is material and which may have or has had a Material Adverse Change.

(s)	(Group Intellectual Property) The Group Intellectual Property, as far as the Company is aware:

(1)	is either legally beneficially owned by a Group Member or lawfully used with the consent of the owner under a valid licence;

(2)	after reasonable enquiry, is sufficient to enable the Group to carry on its business effectively in the manner and to the extent to which it is presently conducted;

(3)	after reasonable enquiry, does not infringe any Intellectual Property Rights owned by any third party, and, no claim has been made against any Group Member in respect of such infringement.

(b)	(Licences) No Group Member is obliged to grant any license, sub-license or assignment in respect of any Group Intellectual Property, which is material to the business of the Group.

(t)	(No litigation) As far as the Company is aware, there are no facts or circumstances likely to lead to any prosecution, litigation or arbitration involving any Group Member or any person for whom any Group Member may be liable which would be reasonably likely to give rise to a Material Adverse Change.

(u)	(Insurance) As far as the Company is aware, each Group Member has maintained insurance coverage reasonably regarded as adequate against risks normally insured against by companies of a similar scale carrying on similar businesses.

(v)	(Solvency) There is no Insolvency Event or potential Insolvency Event relating to any Group Member and, assuming completion of this agreement, each Group Member is able to pay its debts as and when they fall due.

(w)	(Tax) As far as the Company is aware, each Group Member has properly and punctually filed with the appropriate Government Agency all tax returns required to be filed in all jurisdictions in which such tax returns are required to be filed, and all such tax returns and the information contained therein are true and correct in all material respects for the periods covered by them.

The representations and warranties by the Company in this clause 10.1 survive the issue of the Subscription Securities and do not merge on the Stage 2 Completion Date.

10.2	Subscriber Warranties

The Subscriber represents and warrants to and for the benefit of the Company that each of the following statements is true, accurate and not misleading as at the date of this agreement and as at the Stage 2 Completion Date:

(a)	(status) It is a body corporate validly existing under the laws of its place of incorporation or establishment.

(b)	(corporate power) It has the corporate power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement.

(c)	(corporate action) It has taken all necessary corporate action to authorise the entry into and performance of this agreement and to carry out the transactions contemplated by this agreement.

(d)	(binding obligation) This agreement is its valid and binding obligation.

Subscription Agreement           page 23

11 Termination Events

(e)	(no contravention) Neither the entry into nor performance by it of this agreement nor any transaction contemplated under this agreement violates in any material respect any provision of any judgment binding on it, its constituent documents, any law or any document, agreement or other arrangement binding on it or its assets.

US Offer warranties for Regulation D

(f)	(Accredited Investor) It is an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the U.S. Securities Act) and has the knowledge and experience to evaluate an investment in the securities to be subscribed for under this agreement (Securities) and has the financial resources to allow it to make the investment in the Securities and to tolerate any losses therefrom, and it is acquiring the Securities for its own account and has not been induced to acquire the Securities and it is not purchasing the Securities with a present view to the distribution thereof.

(g)	(Restrictions) It understands that the Securities will be subject to restrictions on resale in the United States. The Securities have not been, and will not be, registered under the U.S. Securities Act or the securities laws of any state or other jurisdiction of the United States, and may not be offered, sold, pledged or otherwise transferred in the United States without registration under the U.S. Securities Act (which it acknowledges the Company has no obligation to do or procure) unless the Securities are offered, sold, pledged, transferred or otherwise disposed of in a transaction exempt from, or not subject to, the registration requirements of the U.S. Securities Act and the securities laws of any state in the United States or any other jurisdiction.

(h)	(Transfer requirements) It agrees that if it decides to sell or otherwise transfer any Securities in the United States, it will only do so in accordance with the U.S. Securities Act in a transaction exempt from the registration requirements of the U.S. Securities Act.

(i)	(Distribution) It is not engaged in the business of distributing securities or, if it is, it will not offer or sell the Securities except in transactions exempt from the registration requirements of the U.S. Securities Act, however it may sell securities in standard brokered transactions on the ASX where it has no reason to know that the purchase is a person in the United States.

(j)	(No solicitation) It has not subscribed for the Securities as a result of any “general solicitation” or “general advertising” (within the meaning of Rule 502(c) under the U.S. Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine, on a web site or in or on any similar media, or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(k)	(Acknowledgement) It acknowledges that the Company:

(1)	is not subject to the periodic reporting and other information requirements of the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934 with respect to the Shares and does not expect or intend to become subject to such requirements; and

(2)	the Securities are officially quoted on ASX and accordingly, the Company is subject to the continuous disclosure obligations of the ASX. Australian continuous disclosure requirements are different to those of the United States.

Subscription Agreement           page 24

11 Termination Events

11	Termination Events

11.1	Termination events

The Subscriber may at any time by notice given to the Company immediately, without cost or liability to itself, terminate this agreement after the Stage 1 Completion Date so that it is relieved of all its obligations falling after the date of termination, if any of the following events occurs before the Stage 2 Completion Date:

(a)	(Listing) The Company ceases to be admitted to the official list of ASX.

(b)	(Suspension) Trading in Shares on ASX is suspended for 5 or more trading days.

(c)	(Insolvency Event) An Insolvency Event occurs in respect of any material Group Member.

(d)	(Director) A Director is charged with an indictable offence or disqualified from acting as director of a corporation.

(e)	(Unremedied breach) There is a material breach of this agreement by the Company that is subsisting immediately prior to Stage 2 Completion, or any Company Warranty is incorrect as at Stage 2 Completion.

(f)	(Takeovers Panel) the Takeovers Panel decides that unacceptable circumstances exist in relation to the affairs of the Company under Part 6.10 of the Corporations Act).

(g)	(Bergen approval) Bergen Global Opportunity Fund, LP has disputed the ability of the Company to issue of the Placement Shares, Warrants or Subscription Notes in accordance with this agreement or, if a dispute has occurred, the dispute has not been resolved in writing to the Subscriber’s satisfaction (acting reasonably) prior to Stage 2 Completion.

11.2	Independence

Each of the paragraphs and sub-paragraphs of clause 11.1 must be construed independently and no paragraph or sub-paragraph is to be limited by implications arising from any other paragraph or sub-paragraph.

12	Indemnity

Each party indemnifies the other against all loss or damage suffered by the other party arising out of or in connection with:

(a)	the failure of a party to observe, perform or comply with any provision of this agreement, the Warrant Terms or the Note Terms; and

(b)	any inaccuracy in or breach of any of the representations, warranties and undertakings made by a party in this agreement.

Subscription Agreement           page 25

13 Confidentiality and announcements

13	Confidentiality and announcements

13.1	Confidentiality

Subject always to the ASX Listing Rules and the Corporations Act, each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), including the terms of this agreement other than to the extent that:

(c)	the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(d)	the recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange on which its shares or the shares of any of its related bodies corporate are listed, provided that the recipient has to the extent possible having regard to the required timing of the disclosure consulted with the provider of the information as to the form and content of the disclosure;

(e)	the disclosure is made by the recipient to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to conduct its business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(f)	the disclosure is required for use in legal proceedings regarding this agreement; or

(g)	the party to whom the information relates has consented in writing before the disclosure.

13.2	Extent of obligation

Each recipient must ensure that its directors, officers, employees, agents, representatives, financiers, advisers and related bodies corporate comply in all respects with the recipient’s obligations under clause 13.1.

13.3	Announcements

(a)	Neither party will make any public announcements or statements to the media (a Public Release) in relation to this agreement or its subject matter except in accordance with the earlier written approval of the other, which approval will not be unreasonably withheld or delayed. For the purposes of this clause 13.3, a notice of meeting constitutes a Public Release.

(b)	Clause 13.3(a) shall not affect any Public Release concerning this agreement or its subject matter if required by:

(1)	applicable law or the ASX Listing Rules; or

(2)	any Government Agency to which the disclosing party is subject,

in which case the disclosing party shall, prior to making or issuing such Public Release:

Subscription Agreement           page 26

14 Future capital raisings

(3)	to the extent permitted by applicable law or the ASX Listing Rules, and insofar as is reasonably practicable, first give notice to the other party of its intention to make such Public Release; and

(4)	take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such Public Release with the other party.

14	Future capital raisings

For so long as the Subscriber and its Affiliates (or their respective nominees, brokers or custodians) continuously hold in aggregate 15% or more of the share capital of the Company, on a fully diluted, as-if fully exercised and as-if fully converted basis, the Company agrees to consult in good faith with the Subscriber prior to any future equity or debt offers or issuances (other than those under the Bergen Agreement), regarding the Subscriber’s potential participation in the raising on mutually acceptable, market-based terms and, where reasonably practicable in the circumstances (and subject at all times to the ASX Listing Rules and applicable law), must use its best commercial endeavours to provide the Subscriber with a last right of refusal over the future fund raising on market-based terms.

15	General

15.1	Time of the essence

Time is of the essence as regards any date or period determined under this agreement, except to the extent that any date or period may be altered by agreement between the parties. From the time the agreement to alter the date or period is made, time will be of the essence as regards the date or period as altered.

15.2	Service of Notices

(a)	Except for a Warrant Exercise Notice or as otherwise provided for in the Note Terms, a notice may be given by a party to this agreement:

(1)	personally;

(2)	by leaving it at the other party’s address specified below;

(3)	by sending it by prepaid post (airmail if posted to a place outside Australia) addressed to the other party’s address specified below;

(4)	by facsimile transmission to the facsimile number specified below; or

(5)	by email, at the delivery address specified below.

If the notice is signed, the signature may be original, printed or in digital format.

Company

Address	Level 7, 151 Macquarie Street, Sydney NSW 2000

Subscription Agreement           page 27

15 General

Attention	General Counsel and Company Secretary

Phone	+61 421 056 769

Fax	+61 2 9276 1284

Email	deanne.miller@primabiomed.com.au

Subscriber

Address	500 South Pointe Drive, Suite 220, Miami Beach FL 33139

Attention	Wayne Holman & Kimberly Smith & Christian Sheldon

Phone	+1 305 602 5170

Fax	+1 646 349 4777 & +1 646 607 4778 & +1 212 624 2601

Email	wayne@ridgebackcap.com & kimberly@ridgebackcap.com & chris@ridgebackcap.com

Subscriber (copy)

Address	Kelley Drye & Warren

101 Park Avenue, New York, NY 10178

Attention	Jane Jablons & Bud Holman

Phone	+1 212 808 7800

Fax	+1 212 808 7897

Email	jjablons@kelleydrye.com & bholman@kelleydrye.com

15.3	Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales, Australia.

(b)	Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

15.4	Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, this agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, this agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

Subscription Agreement           page 28

15 General

15.5	Variation

A variation of any term of this agreement must be in writing and signed by the parties.

15.6	Stamp duty

The Company must pay all stamp duty on this agreement and on the purchase and issue of Shares, Warrants and Notes under this agreement, and on any Shares issued as a result of the exercise of a Warrant or Note.

15.7	Costs and expenses

Each party must pay its own costs and expenses in relation to the negotiation, preparation, execution, delivery and registration of this agreement.

15.8	Assignment

Neither party may assign its rights under this agreement unless consented to in writing by the other party and permitted under the terms of the Corporations Act and ASX Listing Rules.

15.9	Survival

Clauses 1, 5.5, 9, 10, 12, 13 and 15 any rights, powers, authorities, discretions, remedies and obligations which arise in respect of a breach of this agreement, survive termination of this agreement.

15.10	Counterparts

This agreement may be executed in one or more counterparts. The agreement will be constituted by all counterparts and will bind a party when a counterpart executed by it is delivered to another party (or its representative) despite any failure by another party to execute a counterpart.

Subscription Agreement           page 29

Schedules

Table of contents

Note Terms	31

Warrant Exercise Notice	32

Warrants Terms	33

Warrant Certificate	36

Capital Structure	37

Information Protocol	38

Subscription Agreement           page 30

Schedule 1

Note Terms

Subscription Agreement           page 31

1	Defined terms

Words and expressions defined in clause 18 have the meanings given to them in that clause when used in these Terms.

2	Form and Face Value

2.1	Form

(a)	The Notes are unsecured, non-cumulative, non-redeemable, convertible notes issued under these Terms.

(b)	The Holder and transferees are entitled to the benefit of and are bound by the provisions of these Terms.

2.2	Face Value and Issue Price

(a)	Each Note has a face value of $1 (Face Value).

(b)	Each Note will be issued by the Issuer at an issue price of $1 (the Issue Price). The Issue Price must be paid in full on the Issue Date.

2.3	Certificate

A Certificate will be issued to each Holder in respect of the Holder’s Notes.

2.4	Transfer

(a)	The Notes are transferable at the Holder’s absolute discretion, subject always to the Corporations Act and applicable law.

(b)	The Issuer must register a transfer of Notes on receipt of a document executed by the transferor and the transferee that constitutes the transfer.

2.5	Quotation

The Notes will not be quoted on ASX.

3	Ranking, security and other indebtedness

3.1	Ranking

(a)	The Notes are direct, unsecured and unsubordinated debt obligations of the Issuer and rank without preference or priority among themselves and at least equally with all present and future unsubordinated and unsecured debt obligations of the Issuer (subject to laws and principles of equity generally affecting creditors’ rights).

(b)	The ranking of Notes is not affected by the date of registration of any Holder in the Register.

3.2	No Security Interest

Nothing in these Terms creates a Security Interest over any asset of the Issuer.

4	Interest

4.1	Interest

(a)	Each Note bears simple interest on its Face Value from (and including) the Issue Date to (but excluding) the End Date at the Interest Rate.

(b)	Interest is payable in arrears on the End Date.

4.2	Calculation of interest

(a)	The amount of interest payable on each Note for an Interest Period is calculated according to the formula:

Interest payable = (Interest Rate x Face Value x N) / 365

where:

Interest Rate means 3.00 per cent per annum.

N means the number of days in the Interest Period.

(b)	All calculations of interest will be rounded to 2 decimal places. For the purposes of making any interest payment in respect of the Holder’s aggregate holding of Notes, any fraction of a cent will be disregarded.

4.3	Default Interest

If an amount is not paid under these Terms when due, then interest accrues on the unpaid amount (both before and after any demand or judgment) at 6 per cent per annum until the date on which payment is made to the Holder (Default Interest).

4.4	Record Dates

All payments under or in respect of any Note will be made only to the person registered as Holder of that Note on the relevant Record Date.

4.5	Deductions and gross up

(a)	Subject to paragraph (b) and clause 4.6, all payments under or in respect of these Terms must be made without set off or counterclaim and free of deduction for or on account of any tax or similar amount.

(b)	The Issuer may withhold or deduct from any interest or other amounts payable to the Holder the amount of any Tax which a qualified legal or taxation advisor acceptable to the Holder (acting reasonably) advises the Holder in writing, and on letterhead, that the Issuer is required by law to withhold or deduct in respect of such interest or other amount.

(c)	If the Issuer is required by law to withhold or deduct from any amount payable to the Holder the amount of any Tax, the Issuer will pay such additional amounts to the Holder as are necessary to ensure that the Holder receives, in total, an amount equal to the amount that it would have received if no such withholding or deduction had been required.

(d)	The Issuer will pay the full amount required to be deducted to the relevant revenue authority within the time allowed for such payment without incurring penalty under the applicable law and will, if required by any Holder, deliver to that Holder a copy of the relevant receipt issued by the revenue authority without unreasonable delay after it is received by the Issuer.

4.6	Set off

A Holder may set off any amounts owing by it to the Issuer against Claims owing by the Issuer to the Holder.

4.7	Method of payment

Any amount which is payable to the Holder in respect Notes will, unless the Issuer and Holder otherwise agree, be paid by direct credit into an account nominated by the Holder at a financial institution. If the Holder fails to nominate such an account, the amount may be deposited by the Issuer in an interest bearing bank account in the Issuer’s name established for the purpose and held by the Issuer until the Holder nominates an account, with such interest accruing to the Holder.

5	Holder Conversion rights

5.1	Conversion Notice – Conversion

Subject to clause 5.2, the Holder may, by giving a Conversion Notice, require Conversion of the Notes held by it. A Conversion Notice may only be given at least 3 months after the Issue Date and at least 15 Business Days prior to the Maturity Date, unless clause 5.3 applies.

5.2	Number of Notes to be Converted

A Conversion Notice issued under clause 5.1 may be in relation to some or all of the Holder’s Notes, subject to the Face Value of the Notes the subject of the Conversion Notice being at least the lesser of $250,000 or the balance of the Holder’s holding of Notes.

5.3	Conversion upon Change of Control Event, Delisting Event or Event of Default

If a Change of Control Event, Delisting Event or Event of Default has occurred, the Holder may require Conversion of all (but not some only) of the Holder’s holding of Notes, by giving a Conversion Notice to the Issuer no later than 15 Business Days after the date of the notice given by the Issuer under clause 7.2 providing notice to the Holder of the occurrence of the relevant event.

5.4	Conversion Date

Conversion must occur 2 Business Days after the date the Conversion Notice is given to the Issuer by the Holder (Conversion Date).

6	Requirements of Holder Notices

(a)	Once given by the Holder, a Holder Repayment Notice or Conversion Notice (Holder Notice) cannot be withdrawn without the written consent of the Issuer.

(b)	A Holder Notice must be accompanied by evidence of title reasonably acceptable to the Issuer for the Notes the subject of the Holder Notice and is not taken to be a valid Holder Notice unless and until such evidence is actually received by the Issuer.

(c)	A Holder must not deal with, transfer, dispose of or encumber any Notes the subject of a Holder Notice once that Holder Notice has been given.

(d)	Where the Issuer has received a valid Conversion Notice in respect of any particular Notes, any Conversion Notice subsequently received will be taken to apply only to Notes which were not the subject of the prior Conversion Notice. The Directors may apply such adjustments (if any) as the Directors consider to be reasonably necessary to reflect this.

7	Repayment and notice obligations

7.1	Mandatory Repayment on Maturity Date

The Issuer must, on the day that is 5 Business Days after the Maturity Date, Repay all (but not some only) of the Notes which are not the subject of a Conversion Notice that it has received.

7.2	Repayment on Change of Control Event, Delisting Event or Event of Default

(a)	If a Change of Control Event, Delisting Event or Event of Default has occurred, the Holder may require immediate Repayment of some or all of the Holder’s holding of Notes, in each case, by giving a Holder Repayment Notice to the Issuer no later than 20 Business Days after the date of the notice issued by the Issuer under clause 7.2 specifying such event.

(b)	Repayment must occur 5 Business Days after the date of the Holder Repayment Notice given to the Issuer by the Holder.

7.3	Repayment Amount

Where Notes are to be Repaid under these Terms, the Issuer must pay the Holder an amount equal to the Repayment Amount for the relevant Notes on the End Date, plus the Accrued Interest, which for the avoidance of doubt becomes due and payable on the End Date, plus any accrued and unpaid Default Interest.

7.4	Repayment Date

The Notes must be Repaid on the earliest of the dates specified in:

(a) clause 7.1; and

(b) clause 7.2(b),

(the Repayment Date).

7.5	Notice requirements on Issuer

The Issuer must give written notice to the Holder as soon as reasonably practicable after it becomes aware of the occurrence of:

(a)	a Change of Control Event, an Event of Default or a Delisting Event; or

(b)	a breach by the Issuer of these Terms.

7.6	Purchase by tender

(a)	Subject to compliance with any applicable law or requirement of ASX, the Issuer and any of its Subsidiaries may at any time purchase Notes by tender offer, which must be made available to all Holders on a pro rata basis.

(b)	Notes purchased under this clause 7.6 may be held or resold at the discretion of the purchaser and the Notes may also be cancelled at the Issuer’s discretion.

8	Conversion

8.1	Conversion

(a)	On Conversion of any Notes, the Issuer must:

(1)	redeem each of those Notes for an amount equal to the Repayment Amount; and

(2)	apply the whole of the amount payable on redemption by subscribing, on behalf of the Holder, for the number of Ordinary Shares calculated under clause 8.2.

(b)	The Holder irrevocably and unconditionally:

(1)	acknowledges that compliance with the process set out in clause 8.1(a) is in full and final satisfaction of the Holder’s rights in respect of the relevant Notes (whether as to Face Value, Accrued Interest, Default Interest or otherwise); and

(2)	consents to be a member of the Issuer and agrees to be bound by the constitution of the Issuer.

(c)	Any issue of Ordinary Shares under this clause 8.1 will have effect on and from, and be deemed to have been made on the Conversion Date.

8.2	Conversion Number

(a)	The number of Ordinary Shares to which the Holder is entitled upon Conversion of Notes is determined by the following formula:

Number of Ordinary Shares = ARA / Conversion Price

Where:

ARA	means the aggregate of the Repayment Amount of the Notes being converted by the Holder, plus any Accrued Interest and Default Interest (if any) which is due and payable on the Conversion Date.

Conversion Price $0.02 (2 cents) per Note, which may be subsequently adjusted under this clause 8.

(b)	Where the number of Ordinary Shares to be issued to the Holder under clause 8.2(a) includes a fraction, that fraction will be rounded up.

8.3	Adjustments to Conversion Price for rights issues or bonus issues

(a)	Subject to paragraphs (b) and (b), if the Issuer makes a rights issue (including an accelerated issue where offers to certain institutional holders, or beneficial holders, are made in advance of offers to other holders) or bonus issue (in either case being a pro rata issue) of Ordinary Shares to holders of Ordinary Shares generally, the Conversion Price will be adjusted immediately using the following formula:

CP = Cpo x 1/P x	(RD x P) + (RN x A)
(RD + RN)

where:

CP means the Conversion Price applying immediately after the application of this formula;

Cpo means the Conversion Price applying immediately before the application of this formula;

P means the VWAP during the period from (and including) the first Business Day after the announcement of the rights or bonus issue to ASX up to (and including) the last Business Day of trading cum rights or bonus issue (or if there is no period of cum rights or bonus issue trading, an amount reasonably determined by the Directors and agreed by the Holder as representing the value of an Ordinary Share cum the rights or bonus issue);

RD means the number of Ordinary Shares on issue immediately before the issue of new Ordinary Shares under the rights or bonus issue;

RN means the number of Ordinary Shares issued under the rights or bonus issue; and

A means the subscription price per Ordinary Share for a rights issue (and is zero in the case of a bonus issue).

(b)	No adjustment to the Conversion Price will occur if A exceeds P.

(c)	Paragraph 8.1(a) does not apply to Ordinary Shares issued as part of a bonus share plan, share top up plan, share purchase plan, dividend reinvestment plan, an employee or executive share plan or executive option plan.

(d)	For the purpose of this clause 8.3, an issue will be regarded as a pro rata issue notwithstanding that the Issuer does not make offers to some or all holders of Ordinary Shares with registered addresses outside Australia.

8.4	Adjustments to Conversion Price for off market buy-backs

(a)	Subject to paragraph (b), if the Issuer undertakes an off market buy-back under a buy-back scheme which but for any applicable restrictions on transfer would be generally available to holders of Ordinary Shares (or otherwise cancels Ordinary Shares for consideration), the Conversion Price will be adjusted immediately using the following formula:

CP = Cpo x 1/P x	(BD x P) – (BN x A)
(BD – BN)

where:

CP means the Conversion Price applying immediately after the application of this formula;

Cpo means the Conversion Price applying immediately before the application of this formula; P means the VWAP during the 20 Business Days before the announcement to ASX of the buy-back (or cancellation);

BD means the number of Ordinary Shares on issue immediately before the buy-back (or cancellation);

BN means the number of Ordinary Shares bought back (or cancelled); and

A means the buy-back (or cancellation) price per Ordinary Share.

(b)	No adjustment to the Conversion Price will occur if P exceeds A.

8.5	Adjustment to Conversion Price for issues at less than current market price

If the Issuer issues (otherwise than as mentioned in 8.3 above or 8.6 below or in the case of a rights issue) wholly for cash, non-cash consideration or for no consideration, a number of Ordinary Shares (excluding Ordinary Shares issued on conversion of the Notes or on the exercise of any rights of conversion into, or exchange or subscription for or purchase of, Ordinary Shares) during any 12 month period amounting to in excess of 5 per cent of the Issuer’s issued capital on issue as at the date of announcement of that issue, at a price per Ordinary Share which is less than 95 per cent of the VWAP during the 5 Business Days immediately preceding the date of the first public announcement of the terms of such issue or grant, the Conversion Price will be adjusted immediately using the following formula:

CP = Cpo x 1/P x	(RD x P) + (RN x A)
(RD + RN)

where:

CP means the Conversion Price applying immediately after the application of this formula;

Cpo means the Conversion Price applying immediately before the application of this formula;

P means the VWAP during the 5 consecutive Business Days up to the announcement of the terms of such issue or grant to ASX;

RD means the number of Ordinary Shares on issue immediately before the issue of new Ordinary Shares under such issue or grant;

RN means the number of Ordinary Shares issued at a price per Ordinary Share which is less than 95 per cent of the VWAP during the 5 Business Days immediately preceding the date of the first public announcement of the terms of such issue or grant; and

A means the subscription price per Ordinary Share for the issue (or, in the case of Ordinary Shares issued for non-cash consideration, the attributable issue price per Ordinary Share).

8.6	Adjustment to Conversion Price for issues under a share purchase plan or dividend reinvestment plan at a discount

If and whenever the Issuer issues new Ordinary Shares under a share purchase plan or dividend reinvestment plan where the pricing of new Ordinary Shares under that plan is less than 95 per cent of the VWAP during the 5 Business Days immediately preceding the date of the first public announcement of the terms of such issue or grant, the Conversion Price will be adjusted immediately using the following formula:

CP = Cpo x	RD + ((1-D) x RN)
(RD + RN)

where:

CP means the Conversion Price applying immediately after the application of this formula;

Cpo means the Conversion Price applying immediately before the application of this formula;

RD means the number of Ordinary Shares on issue immediately before the issue of new Ordinary Shares under the share purchase plan or dividend reinvestment plan;

RN means the number of Ordinary Shares issued under the plan; and

D means the discount to the VWAP at which new Ordinary Shares are issued under the plan.

8.7	Adjustment to Conversion Price for return of capital or dividend

If the Issuer makes a pro rata return of capital to holders of Ordinary Shares without cancellation of any Ordinary Shares or pays a dividend to holders of Ordinary Shares, the Conversion Price will be adjusted under the following formula:

CP = Cpo x	P – C
P

where:

CP means the Conversion Price applying immediately after the application of this formula;

Cpo means the Conversion Price applying immediately before the application of this formula;

P means the VWAP during the period from (and including) the first Business Day after the announcement to ASX of the return of capital or dividend up to and including the last Business Day of trading cum the return of capital or dividend (or if there is no period of cum return of capital or dividend trading, an amount reasonably determined by the Directors and agreed by the Holder as representing the value of an Ordinary Share cum the return of capital or dividend); and

C means with respect to a return of capital or dividend, the amount of the cash and/or the value (as reasonably determined by the Directors) of any other property distributed to holders of Ordinary Shares per Ordinary Share (or such lesser amount such that the difference between P and C is greater than zero).

8.8	Other adjustments to Conversion Price

Where the Ordinary Shares are reconstructed, consolidated, divided or reclassified into a lesser or greater number of securities where the effect of any of the adjustment provisions set out in clauses 8.3 to 8.7 is not appropriate in any particular circumstances, the Conversion Price shall be adjusted by the Issuer as it reasonably considers appropriate, having first obtained a letter from an organisation independent to the Issuer and acceptable to the Holder (acting reasonably) with expertise in Australian financial market products which states that it considers the adjustment appropriate in all the circumstances. No adjustment is to be made where the Issuer adjusts or changes its ratio of ADS to Ordinary Shares for the purposes of trading ADRs on NASDAQ.

8.9	Deemed amendment

Any adjustment of the Conversion Price under this clause 8 will be taken to be an amendment to these Terms and will be binding on all Holders and these Terms will be construed accordingly. Any such adjustment will promptly be notified to the Holder.

8.10	On-market buy-backs

No adjustment to the Conversion Price will occur as a result of an on-market buyback of Ordinary Shares.

9	Transactions

Subject to clauses 10 and 12.1, the Issuer may enter into or vary any borrowing, other financial accommodation, guarantee and indemnity and may acquire, dispose of, create any security interest over or otherwise deal with any assets without requiring any consents from the Holder.

10	Negative pledges

So long as not less than $1,000,000 (or, in the case of clauses 10(d) and 10(j), not less than $2,000,000) of the aggregate principal amount of the Notes remain outstanding, the Issuer will not, and must procure that each Subsidiary does not, without the prior written consent of the Holder (not to be unreasonably withheld or delayed):

(a)	incur any Financial Indebtedness, in excess of that existing at the Issue Date, for borrowed money aggregating more than $2,000,000; or

(b)	create, and will ensure that none of its Subsidiaries will create or permit to create, upon the whole or any part of its present or future property or assets, any Security Interest to secure any Financial Indebtedness or to secure any guarantee of or indemnity in respect of any Financial Indebtedness;

(c)	become subject to an Insolvency Event;

(d)	sell, lease, transfer, exchange, exclusively license, or otherwise dispose, in a single transaction or series of related transactions, of assets (other than in the ordinary course of business) resulting in a change with an aggregate value (including any prior transactions) of more than 15% of the Issuer’s consolidated total assets or equity interests;

(e)	sell or otherwise dispose of a material Subsidiary;

(f)	pay, make or declare any dividend or other distribution other than by a Subsidiary of the Issuer to another Subsidiary or to the Issuer;

(g)	cease to carry on, or suspend operation of its, business;

(h)	take any action which constitutes or results in any material and significant alteration to the nature of its business;

(i)	enter into any arrangement or agreement with a Related Party (as defined in Chapter 2E of the Corporations Act) except on terms which are no less favourable to it than arm’s length terms or otherwise are approved by the Issuer’s shareholders in accordance with Chapter 2E of the Corporations Act;

(j)	enter into any transaction or series of related transactions including, without limitation, any share acquisition, reorganization, merger or consolidation (but excluding any issuance or sale by the Issuer of shares solely for capital raising purposes) in which the Issuer is a constituent party, except any such merger or consolidation involving the Issuer or a Subsidiary in which the shares of the Issuer outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the issued capital of

(1)	the surviving or resulting corporation; or

(2)	if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, provided that, for the purpose of this clause 10(j), all Ordinary Shares issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding Ordinary Shares are converted or exchanged.

11	Enforcement

11.1	Events of Default

Each of the following is an Event of Default:

(a)	(Non-payment) the Issuer fails to pay any amount payable by it under any Note within 5 Business Days after the date on which the payment is due;

(b)	(Non-delivery) the Issuer fails to issue Ordinary Shares on Conversion in accordance with these Terms within 2 Business Days after the date on which such issue is to be made;

(c)	(Breach of other obligations) the Issuer fails to comply with any of its other material obligations under the Terms and such failure remains unremedied for a period of 10 Business Days after the Issuer has received written notice in respect of the failure;

(d)	(Cross default) any Financial Indebtedness of the Issuer greater than $2,000,000 (or its equivalent in any other currencies) becomes due and payable before its stated maturity due to the occurrence of a default event under the terms of that Financial Indebtedness (however described);

(e)	(Insolvency) an Insolvency Event occurs in respect of the Issuer or a material Subsidiary of the Issuer;

(f)	(Vitiation) all or any material rights or obligations of the Issuer or Holder under these Terms are terminated or are or become void, illegal, invalid, unenforceable or of limited force and effect; and

(g)	(Unlawfulness) it is, at any time unlawful for the Issuer to perform any of its payment obligations under the Notes.

11.2	Consequences of Event of Default

After the occurrence of an Event of Default, and at any time while that Event of Default subsists, the Holder may by notice in writing to the Issuer, exercise all or any of its powers to enforce its rights under these Terms.

12	General

12.1	Issue of additional equity or debt securities

Subject to clause 10, the Issuer may from time to time without the consent of the Holder create and issue further Notes, any class of share capital or other equity or debt securities and create, issue, secure or guarantee any indebtedness upon such terms, including as to return of contribution or repayment in a Winding Up, as the Issuer may think fit (whether ranking ahead, behind or equally with the Claims of the Holder) but while any Notes are on issue, may not issue further debt securities convertible into Ordinary Shares which would rank ahead of the Notes or which would rank equally with the Notes where the holders of those securities would have the benefit of a Security Interest.

12.2	Voting rights

The Holder may attend, but not vote, at meetings of members of the Issuer unless otherwise provided for by the ASX Listing Rules or the Corporations Act.

12.3	Ranking of Ordinary Shares

Each Ordinary Share issued or delivered on Conversion will:

(a)	be issued fully paid and free and clear of all encumbrances;

(b)	be freely transferrable by the Holder and the Issuer must do all things and lodge all documents required under the Corporations Act and ASX Listing Rules in order to comply with this obligation; and

(c)	on and from its issue, rank equally in all respects with Ordinary Shares, except that they will not be entitled to any dividend or any other distribution or entitlement that has not been paid as at the Conversion Date but for which the Record Date was prior to the Conversion Date.

12.4	Participation in new issues

The Notes themselves confer no rights to subscribe for new securities in the Issuer, and the Holder acknowledges and agrees that the Issuer is free to issue further Notes or other securities (and to buy back or otherwise acquire Notes or other securities) without further reference to the Holder (except in circumstances where the Issuer has otherwise agreed to refer to the Holder in respect of further issues of Notes or other securities).

12.5	Reporting requirements

In addition to any requirements of the Corporations Act and the ASX Listing Rules, each Holder (if requested by that Holder) will be provided with copies of all annual and half-yearly reports and financial statements provided to holders of Ordinary Shares.

12.6	Delivery of Ordinary Shares and payments to the Holder

(a)	Ordinary Shares which are to be issued or transferred to the Holder upon Conversion are to be registered in the name of the Holder and a holding statement in respect of those Ordinary Shares is to be sent to the Holder (at its registered address).

(b)	Any amount (including for the avoidance of doubt any amount payable on Repayment) which is payable to the Holder in respect of Notes is to be paid in the manner provided in clause 4.7.

13	GST

13.1	Definitions

Words used in this clause 13 which have a defined meaning in the GST Act have the same meaning as in the GST Act unless the context indicates otherwise.

13.2	GST

(a)	Unless otherwise expressly stated, all consideration to be provided under any provision of these Terms is exclusive of GST.

(b)	If GST is payable by a party (Supplier) (or the representative member of a GST Group to which the Supplier belongs) on a supply that it makes under or in connection with these Terms, the party that is required to provide consideration for that supply (Recipient) must pay to the Supplier an additional amount equal to that GST (GST Amount). The Recipient must pay the GST Amount at the same time as the consideration to which it is referable.

(c)	If the GST Amount recovered by the Supplier from the Recipient under clause 13.2(b) for a supply differs for any reason from the amount of GST paid or payable on that supply, then the Recipient must pay to the Supplier on demand (or the Supplier credit the Recipient with) the amount of that difference. If any adjustment event occurs in relation to a supply, the Supplier must give the Recipient an adjustment note within 7 days after the date of the adjustment event.

13.3	Tax invoices

The Supplier must issue a tax invoice to the Recipient of a supply to which clause 13.2(b) applies no later than 7 days following payment of the GST inclusive consideration for that supply under that clause.

13.4	Reimbursements

If either party is entitled under these Terms to be reimbursed or indemnified by the other party for a cost or expense incurred in connection with these Terms, the reimbursement or indemnity payment will be limited to the total amount of the cost or expense less any input tax credit to which an entity for an acquisition to which the amount relates.

14	Certificate and Register

14.1	Certificate

(a)	Upon registration of a transfer of Notes, the Issuer must cancel the Certificate in respect of those Notes and re-issue a Certificate in respect of the Notes to the transferee.

(b)	Upon Repayment or Conversion of Notes, the Issuer must cancel the Certificate in respect of those Notes.

14.2	Maintenance of Register

The Issuer must prepare and maintain a Register which contains all usual and proper information relating to the Notes including, without limitation:

(a)	the name and address of each holder of Notes;

(b)	the number and Face Value of Notes issued by the Issuer;

(c)	whether Notes held by or on behalf of any noteholder have been repaid, converted or transferred;

(d)	the date of issue, transfer, repayment or conversion of each Note; and

(e)	the number of each Certificate.

14.3	Effect of inscription

(a)	Each inscription in the Register is sufficient and conclusive evidence to all persons and for all purposes that the person whose name is so inscribed is the registered holder of the Note, except in the case of manifest error, fraud or a breach by the Issuer of its obligations under the Terms.

(b)	The Issuer must, if directed by the Holder, record on the Register that the Holder (or nominee) holds its Notes as trustee or custodian for another party.

14.4	Inspection

The Issuer must make the Register available for inspection by the Holder during business hours and as otherwise required by the Corporations Act.

14.5	Replacement

If any Certificate:

(a)	becomes worn out or defaced, the Issuer must upon the Certificate being provided to the Issuer and upon request by the Holder, cancel the Certificate and issue a replacement Certificate to the Holder; and

(b)	is lost or destroyed, the Issuer must upon request by the Holder, cancel the Certificate and issue a replacement Certificate to the Holder.

15	Notices

15.1	Service of notices

(a)	A notice may be given by the Issuer to any Holder, or in the case of joint Holders to the Holder whose name appears first in the Register:

(1)	personally;

(2)	by leaving it at the Holder’s address noted in the Register or by sending it by prepaid post (airmail if posted to a place outside Australia) addressed to the Holder’s address noted in the Register;

(3)	by facsimile transmission to the facsimile number nominated by the Holder; or

(4)	by email, at the delivery address nominated by the Holder.

If the notice is signed, the signature may be original, printed or in digital format.

(b)	A notice given by the Holder to the Issuer must:

(1)	be in writing and signed by a person duly authorised by the sender; and

(2)	be left at, or sent by prepaid post (airmail if posted from a place outside Australia) to the address below or the address last notified by the Issuer, or sent by a facsimile or electronic mail transmission to the fax number or email address below or the number or address last notified by the Issuer:

The Issuer

Prima Biomed Ltd

Level 7, 151 Macquarie Street

Sydney NSW 2000

Attention: Company Secretary

Fax number: +61 2 9276 1284

Email: deannne.miller@primabiomed.com.au

If the notice is signed, the signature may be original, printed or in digital format.

15.2	When notice considered to be received

Any notice is taken to be received:

(a)	if served personally or left at the intended recipient’s address, when delivered;

(b)	if sent by prepaid post, on the third Business Day (or, if posted to or from a place outside Australia, the seventh day) after the date of posting;

(c)	if sent by facsimile, on production of a report by the machine indicating that the transmission has been made in its entirety to the correct fax number; and

(d)	if sent by electronic mail, 24 hours after being sent by the sender, unless the sender receives an error message or out of office message in response to its electronic mail, in which case notice is not taken to be received, but if the result is that a notice would be taken to be given or made on a day that is not a Business Day it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

15.3	Notice to transferor binds transferee

Every person who, by operation of law, transfer or any other means, becomes entitled to be registered as the Holder of any Note is bound by every notice which, prior to the person’s name and address being entered in the Register in respect of the Notes, was properly given to the person from whom the person derived title to those Notes.

15.4	Service on deceased Holder

A notice served in accordance with this clause 13 is (despite the fact that the Holder is then deceased and whether or not the Issuer has notice of the Holder’s death) considered to have been properly served in respect of any Notes, whether held solely or jointly with other persons by the Holder, until some other person is registered in the Holder’s place as the Holder or joint Holder. The service is sufficient service of the notice or document on the Holder’s personal representative and any persons jointly interested with the Holder in the Notes.

16	Amendments to these Terms

16.1	Amendment without consent

At any time, but subject to compliance with the Corporations Act and all other applicable laws, the Issuer may in accordance with these Terms, without the consent of the Holder, amend these Terms if the Issuer is of the opinion that such amendment is of a formal or technical nature or is made to correct a manifest error and the Issuer has provided the Holder with a legal opinion in form and substance satisfactory to the Holder (acting reasonably) addressed to or otherwise able to be relied on by the Holder from legal advisers of recognised standing in New South Wales acceptable to the Holder (acting reasonably) opining that such amendment (taken as a whole and in conjunction with all other modifications, if any, to be made contemporaneously with that modification) is otherwise not prejudicial in any way to the interests of the Holder.

16.2	Amendment with consent

At any time, but subject to clause 16.1 and compliance with the Corporations Act and all other applicable laws, the Issuer may amend these Terms if such amendment is approved by a Holder Resolution.

17	Governing law and jurisdiction

17.1	Governing law

The Notes and these Terms are governed by the laws of New South Wales, Australia.

17.2	Jurisdiction

The Issuer and each Holder submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales in connection with matters concerning the Notes or these Terms.

18	Interpretation and Definitions

18.1	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply in the interpretation of these Terms unless the context requires otherwise:

(a)	Unless otherwise specified, the Directors may exercise all powers of the Issuer under these Terms as are not, by the Corporations Act or by the constitution of the Issuer required to be exercised by the Issuer in a general meeting.

(b)	Notices may be given by the Issuer to the Holder in the manner prescribed by the these Terms.

(c)	If a calculation is required under these Terms, unless the contrary intention is expressed, the calculation will be rounded to 2 decimal places. For the purposes of making any payment in respect of the Holder’s aggregate holding of Notes, any fraction of a cent will be disregarded. For the purposes of issuing or transferring Ordinary Shares in respect of the Holder’s aggregate holding of Notes, any fraction of an Ordinary Share will be rounded up.

(d)	Calculations, elections and determinations made by the Issuer under these Terms are binding on the Holder in the absence of manifest error.

(e)	A reference to $ or cents in these Terms is a reference to Australian currency. A reference to time in these Terms is a reference to Sydney time.

(f)	The terms ‘associate’, ‘relevant interest’, ‘scheme of arrangement’ and ‘takeover bid’ when used in these Terms have the meaning given in the Corporations Act.

(g)	A reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(h)	If an event under these Terms must occur on a stipulated day which is not a Business Day, then the stipulated day will be taken to be the next Business Day.

(i)	If a term is given a defined meaning, different grammatical forms of the term have corresponding meanings.

(j)	The singular includes the plural and the converse.

18.2	Definitions

The following expressions have the following meanings in these Terms.

Term	Meaning

Accrued Interest	at any time, interest which has accrued under clause 4.1(a).

ASX	ASX Limited (ABN 98 008 624 691) or the securities exchange operated by ASX Limited, as the context requires.

ASX Listing Rules	the listing rules of ASX as amended or replaced from time to time, except to the extent of any express written waiver by ASX.

ASX Operating Rules	the operating rules of ASX as amended or replaced from time to time, except to the extent of any express written waiver by ASX.

Business Day	a day on which banks are open for business in Sydney, Australia, which is not a Saturday, Sunday or public holiday.

Certificate	a certificate in the form set out in Schedule 1.

Change of Control Event	each of:

	1	a takeover bid is made to acquire all of the Ordinary Shares and the offer under the takeover bid is, or becomes, unconditional and:

		•	the bidder has acquired at any time during the offer period (or after the close of the offer period) a relevant interest in more than 50 per cent of the Ordinary Shares on issue; or

		•	the directors of the Issuer unanimously recommend acceptance of the offer under the takeover bid, and acceptance of that offer would result in the bidder having a relevant interest in 100 per cent of the Ordinary Shares on issue; and

	2	a court approves a proposed scheme of arrangement which, when implemented, will result in a person having a relevant interest in 100 per cent of the Ordinary Shares on issue (where the requisite shareholder approval has also been obtained).

Claim	in respect of any person, any claim, action, demand, suit or proceeding for damages or other monetary compensation, debt, restitution, equitable compensation, account, injunction, specific performance or other remedy that person has or may have, whether under contract, statute or otherwise, against the Issuer.

Term	Meaning

Conversion	the Holder ceasing to hold Notes and receiving Ordinary Shares in accordance with clause 8.1, and Convert and Converted have corresponding meanings.

Conversion Date	has the meaning given in clause 5.4.

Conversion Notice	a Conversion Notice given by the Holder under clause 5.1 or clause 5.3 in the form set out at Schedule 2.

Conversion Price	has the meaning given in clause 8.2(a).

Corporations Act	the Corporations Act 2001 (Cth).

Default Interest	has the meaning given in clause 4.3.

Delisting Event	1	Ordinary Shares are no longer quoted on ASX; or

	2	Ordinary Shares are suspended from trading on ASX for a period of 20 consecutive Business Days,

in any case, other than as a result (directly or indirectly) of a Change of Control Event.

Director	a director of the Issuer.

End Date	the date which is the earlier to occur of the Maturity Date and the Repayment Date.

Event of Default	has the meaning given in clause 11.1.

Face Value	has the meaning given in clause 2.2(a).

Financial Indebtedness	means any indebtedness, present or future, actual or contingent, in relation to money borrowed or raised by the Issuer or any Subsidiary.

Governmental Agency	a government or a governmental, semi-government, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

Term	Meaning

GST	goods and services tax or similar value added tax levied or imposed in Australia under the GST Law (as defined in the GST Act) or otherwise on a supply.

GST Act	A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Holder	a person whose name is for the time being registered in the Register as the holder of Notes.

Holder Notice	a Conversion Notice or a Holder Repayment Notice.

Holder Repayment Notice	a notice given by the Holder to the Issuer to Repay Notes under clause 7.2 in the form as set out in Schedule 3.

Holder Resolution	a resolution in writing signed by Holders who hold more than 90 per cent in terms of aggregate Face Value of the Notes on issue which resolution may be contained in one document or in several documents in like form each signed by one or more Holders, but only if a copy of the resolution has been delivered to all persons who would otherwise be entitled to receive notice of a meeting and in like form).

Insolvency Event	occurs in relation to a body corporate if:

1 it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

2     it has a controller (as defined in the Corporations Act) appointed, or is in receivership, in receivership and management, in liquidation, in provisional liquidation, under administration or wound up or has had a receiver appointed to any part of its property; or

3     it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute, dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the creditors); or

4     an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of 1, 2 or 3 above; or

5 it is taken (under section 459(F)(1) of the Corporations Act) to have failed to comply with a statutory demand; or

6 it is the subject of an event described in section 459(C)(2)(b) or section 585 of the Corporations Act (or it makes a statement from which a creditor reasonably deduces it is so subject); or

Term	Meaning
7 it is otherwise unable to pay its debts when they fall due; or

8 something having a substantially similar effect to 1 to 7 happens in connection with it under the law of any jurisdiction.

Interest Period	in relation to a Note:

1 the period from (and including) the Issue Date to (but excluding) the date that is 12 months from the Issue Date (First Interest Period Date); and

2 subsequently, each 12 month period from the First Interest Period Date to the earlier of the next 12 month anniversary and the End Date.

Interest Rate	3% per annum.

Issue Date	in relation to the Notes, the date on which the Notes are issued, which is expected to be on or around 30 June 2015.

Issue Price	has the meaning given in clause 2.2(b).

Issuer	Prima Biomed Limited (ABN 90 009 237 889).

Maturity Date	the date that is 10 years from the Issue Date, or such other date agreed in writing between the Issuer and the Holder.

Notes	as described in clause 2.1.

Ordinary Share	an ordinary fully paid share in the capital of the Issuer.

Record Date	in relation to any payment to be made under or in respect of the Notes, 7:00pm (Sydney time) on the date which is 20 Business Days before the due date for payment.

Register	the register of Holders as provided for in clause 14.2.

Repayment	the repayment of Notes in accordance with clause 7, and Repaid and Repay have corresponding meanings.

Term	Meaning

Repayment Amount	an amount equal to the Face Value.

Repayment Date	has the meaning given in clause 7.4.

Security Interest	any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind and includes:

	1	any right of or arrangement with any creditors to have a claim satisfied in priority to other creditors with or from the proceeds of any asset; and

	2	retention of title (other than in the ordinary course of day-to-day trading) and a deposit of money by way of security.

Subsidiary	has the meaning given in the Corporations Act, but an entity will also be taken to be a Subsidiary of an entity if it is controlled by that entity (expressions used in this definition have the meanings given for the purposes of Chapter 2M of the Corporations Act) and, without limitation:

	1	a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share; and

	2	an entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation.

Tax	any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a Governmental Agency, and any related interest, penalty, charge, fee or other amount. It includes GST.

Tax Act	1	the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) as the case may be, as amended, and a reference to any section of the Income Tax Assessment Act 1936 (Cth) includes a reference to that section as rewritten in the Income Tax Assessment Act 1997 (Cth); and

	2	any other statute setting the rate of income tax payable and any regulation promulgated thereunder.

Terms	these terms of issue for the Notes.

VWAP	the average of the daily volume weighted average sale prices of Ordinary Shares sold on ASX during the period specified in these Terms on which Ordinary Shares were trading on ASX, excluding any transaction defined in the ASX Operating Rules as ‘special’, crossings prior to the commencement of normal trading, crossings during the after hours adjust phase and any overseas trades or exchange traded option exercises, subject to the following adjustments:

Term	Meaning

	1	where, on some or all of the Business Days in the relevant period, Ordinary Shares have been quoted on ASX as cum dividend or cum any other distribution or entitlement which is not extended to the Holder, and the Notes will convert into Ordinary Shares after the date those Ordinary Shares no longer carry that entitlement, then the VWAP on the Business Days on which those shares have been quoted cum dividend, or cum any other distribution or entitlement will be reduced by an amount (Cum Value) equal to:

		•	in the case of a dividend or other distribution, the amount of that dividend or distribution. No value is included for any franking credits;

		•	in the case of an entitlement which is traded on ASX on any of those Business Days, the volume weighted average price of all such entitlements sold on ASX during the relevant period on the Business Days on which those entitlements were traded; or

		•	in the case of an entitlement not traded on ASX during the relevant period, the value of the entitlement as reasonably determined by the Directors; and

	2	where, on some or all of the Business Days in the relevant period, Ordinary Shares have been quoted ex dividend, ex distribution or ex-entitlement, and the Notes will convert into Ordinary Shares which would be entitled to receive the relevant dividend, distribution or entitlement, the VWAP on the Business Days on which those Ordinary Shares have been quoted ex dividend, ex distribution or ex entitlement will be increased by the Cum Value.

Winding Up	in respect of a person the appointment of a liquidator or provisional liquidator of that person (and where the appointment is made by a court, by a court of competent jurisdiction in Australia).

Schedule 1

Certificate

Convertible Note Certificate

Certificate Number: [insert number]

Prima Biomed Ltd

Level 7, 151 Macquarie Street

Sydney NSW 2000

(the Company)

THIS IS TO CERTIFY that [insert name, ACN or ABN (if any) and address] (the Noteholder) is the registered holder of [insert number] Notes with a face value of $1.00 each issued by the Company on [insert date].

Capitalised terms used but not defined in this certificate have the same meaning as defined in the terms of issue of the Notes.

Signed, sealed and delivered by

Prima Biomed Ltd

by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

This certificate must be surrendered to the Company on transfer, Conversion or Repayment by the Company of any Note represented by it.

Convertible Notes - Terms of Issue           page 23

Schedule 2 Form of Conversion Notice

Schedule 2

Form of Conversion Notice

To:	The Directors
Prima Biomed Limited
Level 7, 151 Macquarie Street
Sydney NSW 2000

(the Company)

I/We refer to the terms of issue of the Notes constituting the Notes between the Holder and the Company (the Terms).

Capitalised terms used but not defined in this notice have the meanings given in the Terms.

We, being the Holder of [insert number] Notes (or on whose behalf the Notes are held), hereby exercise our right under the Terms to require the Company to Convert [insert number] Notes on [insert date] into Ordinary Shares at the Conversion Price of [insert price] in accordance with clause 8.2 of the Terms.

The original Certificate is enclosed.

[Insert execution block]

Dated: [*]

Convertible Notes - Terms of Issue           page 24

Schedule 3 Form of Holder Repayment Notice

Schedule 3

Form of Holder Repayment Notice

To:	The Directors
Prima Biomed Limited
Level 7, 151 Macquarie Street
Sydney NSW 2000

(the Company)

I/We refer to the terms of issue of the Notes constituting the Notes between the Holder and the Company (the Terms).

Capitalised terms used but not defined in this notice have the meanings given in the Terms.

We, being the Holder of [insert number] Notes (or on whose behalf the Notes are held), hereby exercise our right under the Terms to require the Company to Repay [insert number] Notes.

The Company must pay [insert amount], being the Repayment Amount, in immediately available and freely transferable funds by direct credit into [insert account details] on [insert] in accordance with the Terms.

The original Certificate is enclosed.

[Insert execution block]

Dated: [*]

Convertible Notes - Terms of Issue           page 25

Schedule 2

Warrant Exercise Notice

To:	Prima Biomed Ltd (Company)

In accordance with the subscription agreement dated [insert date] and made between the Company and Ridgeback Capital Investments L.P. (Subscriber) (Agreement), the Subscriber:

(a)	irrevocably notifies you that the Subscriber exercises its rights under the Agreement to exercise [insert number] of [Initial Warrants / Coverage Warrants] by giving this notice to the Company under clause 6.3 and encloses the documents required under that clause;

(b)	requires you to issue [insert] Shares to the Subscriber for the [Initial Warrant Exercise Price / Coverage Warrant Exercise Price] on the terms of the Agreement;

(c)	agrees to hold all Shares issued to it on and subject to the provisions of the Constitution; and

(d)	undertakes to pay to the Company the Settlement Price in Immediately Available Funds, or by means of cashless exercise.

Terms which are used in this notice and have a defined meaning in the Agreement have that meaning in this notice.

Dated:

Signed by

Ridgeback Capital Investments L.P. by its general partner Ridgeback

Capital Management L.P.

by

sign here ▶
Authorised Representative

print name

Subscription Agreement           page 32

Schedule 3

Warrants Terms

TERMS AND CONDITIONS OF UNLISTED WARRANTS

(a)	Each warrant (Warrant) issued by Prima Biomed Ltd (PRR or Company) on these terms and conditions entitles its holder (Warrantholder) to the issue of one (1) fully paid ordinary share in the capital of the Company (Share) upon delivery of a Warrant Exercise Notice and payment of the Initial Warrant Exercise Price or Coverage Warrant Exercise Price (as defined below) at any time following issue of the Warrant but before 5.00pm (Australian Eastern Standard Time) on the relevant Warrant Expiry Date (the Exercise Period).

(b)	Capitalised terms used but not defined in these Warrant Terms have the same meaning as defined in the subscription agreement between the Company and Ridgeback Capital Investments L.P. dated 14 May 2015 (Agreement).

(c)	A Warrantholder may exercise Warrants at any time during the Exercise Period.

(d)	The Warrant Exercise Price equals:

(1)	in respect of the Initial Warrants, the Initial Warrant Exercise Price, being $0.025 (2.5 cents); and

(2)	in respect of each of the Coverage Warrants, the Coverage Warrant Exercise Price, being $0.0237 (2.37 cents).

(e)	The Initial Warrants and Coverage Warrants comprise the Warrants for the purposes of these terms.

(f)	The Warrants are assignable and transferrable.

(g)	The Warrants may be exercised by the Subscriber at any time prior to the relevant Warrant Expiry Date by delivering to the Company a Warrant Exercise Notice duly executed by the Subscriber (together with the relevant Warrant Certificate), specifying the number of Warrants being exercised, which number must be an integral multiple of 50,000, or whatever number of Warrants remain if there are less than 50,000 (the Relevant Number) and either:

(1)	paying to the Company in Immediately Available Funds, upon the date of the issue of Shares in connection with the exercise of the relevant Warrants, an amount equal to the Initial Warrant Exercise Price or Coverage Warrant Exercise Price (as applicable) multiplied by the Relevant Number (the Settlement Price); or

(2)	via cashless exercise, in which case the Subscriber will be issued such number of Shares (including fractions for the purposes of the calculation) calculated according to the following formula:

(A-B) * X / A

where:

•	A equals the closing price of Shares on ASX on the Trading Day immediately preceding the date of delivery of the Warrant Exercise Notice; and

Subscription Agreement           page 33

Schedule 3 Warrants Terms

•	B equals the applicable Warrant Exercise Price; and

•	X equals the number of Shares issuable on exercise of the Warrant, assuming the Warrant was issued for cash.

(h)	The Company must comply with clause 2 of the Agreement on valid exercise of Warrants.

(i)	The Warrantholder must, upon the same Business Day as the issue of Shares under exercise of Warrants, pay the Settlement Price to the Company in immediately available funds, or by means of cashless exercise.

(j)	The Initial Warrants expire on the Initial Warrant Expiry Date and the Coverage Warrants expire on the Coverage Warrant Expiry Date.

(k)	If any Initial Warrants are not exercised on or before the Initial Warrant Expiry Date, those Initial Warrants will be automatically exercised via cashless exercise.

(l)	If any Coverage Warrants are not exercised before the Coverage Warrant Expiry Date, those Coverage Warrants will be automatically exercised via cashless exercise.

(m)	Until the exercise or expiry of all of the Warrants, the Company will:

(1)	give the Warrantholder notice of all general meetings of the Company and of all resolutions to be considered at those meetings at the same time the shareholders of the Company are issued with such notices; and

(2)	not do anything by way of altering its constitution or otherwise which has the effect of changing or converting any Shares into shares of another class, or restricts the Company’s ability to issue Shares on the exercise of Warrants.

(n)	Until the exercise or expiry of all of the Warrants, the Company must ensure that the Warrantholder is given at least 10 Business Days written notice prior to the Record Date in relation to any pro-rata issue of shares or rights to subscribe for shares issued or to be issued by the Company (Additional Rights).

(o)	A Warrant does not confer any rights to dividends.

(p)	A Warrant does not confer any right on the Warrantholder to participate in a new issue without exercising the Warrant.

(q)	The Warrantholder will be entitled to participate in any rights to take up Additional Rights on the same terms and conditions as applicable to the other offerees or shareholders of the Company provided that the Warrantholder has exercised any Warrant prior to the Record Date for the relevant offer.

(r)	Any Shares issued to the Warrantholder as a result of the exercise of a Warrant will rank pari passu in all respects with all other Shares then on issue. Shares issued upon the exercise of Warrants will only carry an entitlement to receive a dividend if they were issued on or before the Record Date for that dividend.

(s)	The Warrantholder has the right for the Warrant Exercise Price to be adjusted in accordance with (t), (u) and (v) below.

(t)	In the event of a pro rata issue of Shares by the Company (except a bonus issue), the Warrant Exercise Price for each Warrant will be adjusted in accordance with Listing Rule 6.22.2 of the ASX Listing Rules (which adjustment formula will apply even where the Company is not admitted to the official list of the ASX).

Subscription Agreement           page 34

Warrants Terms

(u)	If there is a bonus issue to the holders of Shares, the number of Shares over which the Warrants are exercisable may be increased by the number of Shares which the Warrantholder would have received if the Warrant had been exercised before the record date for the bonus issue.

(v)	If the Company reorganises its capital, the rights of a Warrantholder (and the Warrant Exercise Price) will be changed to the extent necessary to comply with the ASX Listing Rules applying to a reorganisation of capital, at the time of the reorganisation.

(w)	The terms of Warrants applicable to a particular Warrantholder may be varied at any time by written agreement between the Company and the relevant Warrantholder.

(x)	If any Warrant Certificate is lost, stolen, mutilated, defaced or destroyed, the holder of the relevant Warrants may apply for a replacement Warrant Certificate. The application must be accompanied by:

(1)	a written statement that the certificate has been lost or destroyed and not otherwise pledged, sold or otherwise disposed of;

(2)	if the certificate has been lost, a written statement that proper searches have been made; and

(3)	an undertaking that, if the certificate is found or received by the holder of the relevant Warrants, it will be returned to the Company.

(y)	The Company must issue a replacement Warrant Certificate within 5 Business Days after receipt of the documents referred to above.

These terms and the Warrants are governed by the laws of New South Wales, Australia.

Subscription Agreement           page 35

Schedule 4 Warrant Certificate

Schedule 4

Warrant Certificate

Warrant Certificate

Certificate Number: [insert number]

Prima Biomed Ltd

Level 7, 151 Macquarie Street

Sydney NSW 2000

(the Company)

THIS IS TO CERTIFY that [insert] (the Warrantholder) is the registered holder of [insert] [Initial Warrants / Coverage Warrants] with an Warrant Exercise Price of [insert], subject to adjustment, each issued by the Company on [insert].

Capitalised terms used but not defined in this certificate have the same meaning as defined in the terms of issue of the Warrants.

Signed, sealed and delivered by

Prima Biomed Ltd

by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

This certificate must be surrendered to the Company on transfer or exercise by the Warrantholder of any Warrant represented by it.

Subscription Agreement           page 36

Schedule 5 Capital Structure

Schedule 5

Capital Structure

	Number	+Class
Number and +class of all +securities quoted on ASX (including the securities in clause 2 if applicable)	1,389,839,964	Ordinary fully paid shares (ASX: PRR)
	77,378,696	Options exercisable at $0.20 on or before 19 June 2017 (PRRO)
	Number	+Class - Options
Number and + class of all	Amount	Exercise Price	Expiration Date
	1,055,011	$0.2351	19 May 2015
	740,741	$0.3390	1 February 2016
	2,800,000	$0.1850	1 August 2015
	200,000	$0.1730	20 February 2016
	1,758,176	$0.0774	30 June 2018
	165,116	$0.0774	30 June 2018
	19,800,000	$0.05475	3 October 2017
	200,000,000	$0.05019	12 December 2018
	Number	+Class – Performance Rights
	Amount	Type	Expiration Date
	11,467,525	STI	30 October 2015
	26,715,686	LTI	30 October 2018
	6,004,902	NED PRs	Each tranche of NED PRs will expire 30 days from each tranche vesting date indicated in this appendix 3B released on 26 November 2014.
	Number	Class – Convertible Security
	Amount	Type	Expiration Date
	1		Convertible Security with a face value of US$2,500,000

Subscription Agreement           page 37

Schedule 6 Information Protocol

Schedule 6

Information Protocol

Subscription Agreement           page 38

[Stage 2 Completion Date] 2015

Information Protocol

Prima Biomed Limited and Ridgeback Capital

Investments, L.P.

101 Collins Street Melbourne Vic 3000 Australia	T +61 3 9288 1234 F +61 3 9288 1567
GPO Box 128A Melbourne Vic 3001 Australia	herbertsmithfreehills.com DX 240 Melbourne

1	Introduction

Ridgeback Capital Investments L.P. (or an affiliated entity) (Ridgeback) and Prima Biomed Limited (ACN 009 237 889) (Prima) have entered into a subscription agreement on or around 14 May 2015 (Subscription Agreement), pursuant to which Ridgeback agreed to subscribe for ordinary shares, warrants and convertible notes representing approximately 40% of the total issued shares in Prima on an as-if fully-diluted, as-if fully exercised basis.

Under the terms of the Subscription Agreement, Ridgeback is entitled to nominate a non-executive director to the board of Prima (Board) in certain circumstances.

This protocol applies to:

(a)	Prima; and

(b)	Ridgeback,

and deals with possible conflicts of interest faced by a director of Prima (Director) that has been nominated by Ridgeback (Ridgeback Director), the handling and permitted use of the information that a Ridgeback Director receives (in his or her capacity as a Director) and the making of requests for information to Prima by Ridgeback.

This protocol takes effect on and from completion of the issue of securities under the Subscription Agreement.

The purpose of this protocol is to:

(a)	clearly delineate the information which a Ridgeback Director may (but is not obliged to) disclose to Ridgeback;

(b)	provide channels by which Ridgeback may seek additional information from Prima (for example, where a significant conflict of interest might arise if Ridgeback was to seek the information from a Ridgeback Director);

(c)	minimise the risk of insider trading by Ridgeback as a result of information disclosed by Prima to a Ridgeback Director;

(d)	identify the purposes for which Prima will provide information to Ridgeback under this protocol;

(e)	ensure that Ridgeback maintains the confidentiality of confidential information provided to it under this protocol; and

(f)	set out rules and obligations that Directors and the Board are required to comply with in order to manage conflicts of interest,

with the understanding that nothing in this protocol waives or seeks to vary the operation or duties arising under the Corporations Act, the ASX Listing Rules or at common law (except as expressly provided for in this protocol).

2	Guidance for a Ridgeback Director

2.1	General principle – disclosure of Prima information to Ridgeback

In the absence of an express formal right to disclose information to Ridgeback (for example, as provided for in section 3 of this protocol or as expressly agreed by the Board from time to time), the Ridgeback Director must maintain Prima’s information in strict confidence.

Information Sharing Protocol           page 2

3 Standing principles relating to disclosure of Prima information

However, consistent with the principle that a director may consult with his or her appointer, there is scope for legitimate communication of such information where:

(a)	it is consented to by the Board (which for this purpose must exclude any Ridgeback Director); and

(b)	the Ridgeback Director is satisfied that appropriate steps have been taken within Ridgeback to preserve the confidentiality of the information and guard against its misuse.

Subject to the disclosure being appropriately circumscribed, it would not be a breach of duty to provide such information to Ridgeback unless:

(c)	the consent referred to above has been overridden by an express request by the Board (for example, that strict confidentiality be maintained in respect of a certain piece of information or matter); or

(d)	to do so would result in the Ridgeback Director being in breach of his or her statutory or fiduciary duties as a Director.

2.2	Disclosure of information belonging to Ridgeback to Prima

The duties of a Ridgeback Director do not extend to disclosure of Ridgeback’s confidential information to Prima.

3	Standing principles relating to disclosure of Prima information

(a)	The Board (excluding the Ridgeback Director) has determined that it is in the interests of Prima for all information relating to Prima that is provided to the Ridgeback Director (in his or her capacity as a Director), and which is provided by the Ridgeback Director to Ridgeback, to be provided to Ridgeback (and in doing so, the Ridgeback Director will not be in breach of his or her duty of confidence to Prima), on an ongoing basis and for the reason described in section 3(b), unless:

(1)	the information falls within one of the following categories or types, in which case it must be redacted and removed, prior to any provision of the information to Ridgeback (in the absence of a specific Board determination to the contrary (excluding the Ridgeback Director)):

•	information regarding any aspect of the relationship between Prima and Ridgeback, on a business, corporate or strategic level; and/or

•	information regarding Control (as defined in the Corporations Act 2001 (Cth) (Corporations Act)) of Prima, including without limitation, any proposals that could result in a change in that Control;

(2)	the Board (excluding the Ridgeback Director) determines in its absolute discretion that it is not in the best interests of Prima for particular information or documentation to be provided to Ridgeback (whether or not such information falls within the categories or types listed in (1) above).

Information Sharing Protocol           page 3

4 Requests by Ridgeback for information

(b)	The Board has determined to permit the Ridgeback Director to provide to Ridgeback the information described in section 3(a) to ensure an appropriate amount of information is available to enable Ridgeback to assist in the development of Prima’s operations and businesses for the mutual benefit of the parties, and as inducement for Ridgeback to enter into the Subscription Agreement in order that Ridgeback may effectively exercise its rights as substantial securityholder of Prima.

(c)	Subject at all times to section 6, Ridgeback may in turn disclose the information described in section 3(a) to its board of directors, executive management team, third party advisers, financiers, shareholders, members, representatives and owners provided that Ridgeback remains at all times responsible for ensuring that the confidentiality of Confidential Information (defined below) is preserved.

(d)	Subject only to section 3(e), and otherwise notwithstanding anything to the contrary in this protocol, it is acknowledged and recorded that except as otherwise provided in the Corporations Act (for example, section 195), the Ridgeback Director shall:

(1)	not be restricted from receiving all information or documentation relating to Prima that is provided to other directors on the Board (including information within the categories or types listed in (a)(1) or (a)(2) above) even though this protocol may:

•	restrict the Ridgeback Director from subsequently providing that information to Ridgeback; or

•	entitle Prima to withhold the information from Ridgeback and not disclose the information to Ridgeback; and

(2)	be entitled to attend and be present at any meeting at which information or documentation relating to Prima (including information within the categories or types listed in (a)(1) or (a)(2) above) is considered or discussed or at which meeting matters relating to such information is voted on, even though the Ridgeback Director may not necessarily be entitled to vote at such meeting, except in circumstances where the Ridgeback Director is not entitled as a Director:

(3)	to receive such information or documentation; or

(4)	to attend or be present at any Board meeting of Prima,

because of a fiduciary or other legal reason.

(e)	This protocol establishes a framework whereby the Ridgeback Director may provide the information described in section 3(a) to Ridgeback, however Ridgeback itself is under no obligation to receive the information described in section 3(a). Ridgeback may at any time direct the Ridgeback Director to cease providing Ridgeback with all of, or a certain class or classes of, the information described in section 3(a) and likewise may direct the Ridgeback Director to recommence the provision of information. In this way, Ridgeback has the ability to prevent the flow of inside information to it, while maintaining its rights under this protocol.

Information Sharing Protocol           page 4

4 Requests by Ridgeback for information

4	Requests by Ridgeback for information

If Ridgeback wishes to make a formal request for information from Prima, the request must be directed to the company secretary of Prima, who must refer the request to the Board (which for this purpose must exclude any Ridgeback Director).

The Board (excluding the Ridgeback Director) may, in its absolute discretion, determine that it is in Prima’s interests to provide some, all or none of the information requested.

5	Draft information

Certain information provided to Ridgeback may be in draft form or may not have been finalised or authorised by the Board. Due to the nature of this information, the Board does not consider that is reasonable for Ridgeback to rely on it. Ridgeback must release and hold harmless Prima from any loss or damage suffered by Ridgeback acting in reliance on any of Prima’s draft or unapproved information.

6	Confidentiality

(a)	For the purposes of section 6 of this protocol, “Confidential Information” means all information of Prima disclosed to Ridgeback under this protocol which is not in the public domain.

(b)	Subject to section 6(c), Ridgeback must keep confidential and not disclose the Confidential Information, and must always take reasonable steps and use its best endeavours to protect the Confidential Information from unauthorised use, reproduction or disclosure, to at least the same extent that it would protect similar information concerning its own operations.

(c)	Ridgeback is not restricted from disclosing any Confidential Information to the extent:

•	required by applicable law, government agency or the listing rules of any relevant securities exchange;

•	the Confidential Information is already in Ridgeback’s (or a related body corporate’s) lawful possession (in either case as evidenced by written records) without breach of any obligation owed to Prima and is free of any restriction as to its use or disclosure prior to it being so disclosed;

•	the Confidential Information is independently generated or developed by Ridgeback (or a related body corporate), or on their behalf, without any reference to or reliance or dependency on the Confidential Information;

•	the Confidential Information is in the public domain other than as a result of breach of this protocol or any other obligation of confidentiality owed to Prima by Ridgeback;

•	the Confidential Information is disclosed on a need to know and confidential basis to Ridgeback’s affiliates, directors and officers, employees, third party professional advisers and financiers (or those of a related body corporate), provided that Ridgeback remains at all times responsible for ensuring that the confidentiality of the Confidential Information is preserved; and

Information Sharing Protocol           page 5

7 Restriction on trading in Prima’s securities

•	necessary for the purpose of enforcing any rights under the Subscription Agreement or any other agreement between Prima or a related body corporate, on the one hand, and Ridgeback or a related body corporate, on the other hand, provided that,

•	if for any reason Ridgeback is required by applicable law, government agency or the listing rules of any relevant securities exchange to disclose any Confidential Information, Ridgeback must notify Prima as soon as reasonably practicable and, if reasonably practicable to do so, before such information is provided to the third party; and

•	if it is reasonably practicable to do so in the circumstances, Ridgeback will use reasonable endeavours to obtain a confidentiality undertaking from the third party on terms acceptable to Prima (acting reasonably).

(d)	Disclosure of the Confidential Information by Prima does not constitute a waiver by Prima of any of its rights to legal professional privilege as they relate to Confidential Information.

7	Restriction on trading in Prima’s securities

(a)	Ridgeback must:

•	not trade in securities of Prima while in possession of price sensitive information, until the information is released to the market; and

•	take reasonable steps to ensure that none of its officers or associates do so.

(b)	Nothing in this protocol restricts Ridgeback or its officers or associates from trading in securities of Prima while Ridgeback does not possess price sensitive information relating to the securities of Prima.

8	General

8.1	Amendment of this protocol

This protocol may be amended from time to time by agreement between Prima and Ridgeback (both acting reasonably).

8.2	Termination

The Board (excluding the Ridgeback Director) may only terminate this protocol where Ridgeback and its related bodies corporate (or their respective nominees, brokers or custodians) cease to hold in aggregate securities representing at least 5% of the ordinary shares in Prima (on an as-if fully converted, as-if fully exercise basis).

Information Sharing Protocol           page 6

Signing page

Signing page

Executed as an agreement

Company

Signed by

Prima Biomed Ltd

by

sign here ▶	/s/ Deanne Miller
Company Secretary/Director

print name	Deanne Miller

sign here ▶	/s/ Marc Voigt
Director

print name	Marc Voigt

Subscriber

Signed by

Ridgeback Capital Investments L.P. by its general partner Ridgeback Capital Management L.P.

by

sign here ▶
Authorised Representative

print name

Subscription Agreement           page 40

Signing page

Signing page

Executed as an agreement

Company

Signed by

Prima Biomed Ltd

by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

Subscriber

Signed by

Ridgeback Capital Investments L.P. by its general partner Ridgeback Capital Management L.P.

by

sign here ▶	/s/ Bud Holman
Authorised Representative

print name	Bud Holman

Subscription Agreement           page 39